UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Forest City Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FOREST CITY ENTERPRISES, INC.
Notice of Annual Meeting of Shareholders
To Be Held June 10, 2011
NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Forest City Enterprises, Inc. (the “Company”) will be held in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113, on Friday, June 10, 2011 at 2:00 p.m., Eastern Daylight Time, for the purpose of considering and acting upon:
(1)
The election of fourteen (14) directors, nominated by the Board of Directors, each to hold office until the next annual shareholders’ meeting and until a successor shall be elected and qualified. Four (4) directors will be elected by holders of Class A Common Stock and ten (10) by holders of Class B Common Stock.

(2)	The approval (on an advisory, non-binding basis) of the compensation of the Company’s Named Executive Officers.

(3)	The vote (on an advisory, non-binding basis) on the frequency of which the Company’s shareholders will have an advisory, non-binding vote on the compensation of the Company’s Named Executive Officers.

(4)	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2012.

(5)	Such other business as may properly come before the meeting or any adjournment or postponement thereof.
Shareholders of record at the close of business on April 19, 2011 will be entitled to notice of and to vote at such annual meeting or any adjournment or postponement thereof.
BY THE ORDER OF THE BOARD OF DIRECTORS
Geralyn M. Presti, Secretary
Cleveland, Ohio
April 28, 2011
IMPORTANT: It is important that your stock be represented at the meeting. Whether or not you intend to be present, please mark, date and sign the appropriate enclosed proxy or proxies and send them by return mail in the enclosed envelope, which requires no postage if mailed in the United States.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON JUNE 10, 2011
The Proxy Statement, Annual Report on Form 10-K, Summary Annual Report and Supplemental Package
are available on the Investor Relations page at www.forestcity.net.

Page

Solicitation and Revocation of Proxies	1

Outstanding Shares and Voting Rights	1

Election of Directors	2

Director Compensation	10

Principal Security Holders	12

Corporate Governance	13

Meetings and Committees of the Board of Directors	17

Compensation Committee Interlocks and Insider Participation	21

Compensation Discussion & Analysis	21

Compensation Committee Report	36

Potential Payments upon Termination or Change of Control	37

Executive Compensation Tables	43

Equity Compensation Plan Information	48

Proposal 2 - Approval (on an advisory, non-binding basis) of the compensation of the Company’s Named Executive Officers	48

Proposal 3 - Vote (on an advisory, non-binding basis) on the frequency of which the shareholders will have an advisory, non-binding vote on the compensation of the Company’s Named Executive Officers	49

Certain Relationships and Related Transactions	50

Section 16(a) Beneficial Ownership Reporting/Compliance	52

Proposal 4 - Ratification of Independent Registered Public Accounting Firm	52

Audit Committee Report	53

Independent Registered Public Accounting Firm Fees and Services	53

Shareholder Proposals for 2012 Annual Meeting	54

Other Business	54

Cost and Method of Proxy Solicitation	54

i

Proxy Statement
Solicitation and Revocation of Proxies
The enclosed proxy or proxies relating to shares of Class A Common Stock and Class B Common Stock are solicited on behalf of the Board of Directors of Forest City Enterprises, Inc. (“Forest City,” “we,” “us,” or “our”) for use at the annual meeting of shareholders to be held on Friday, June 10, 2011 at 2:00 p.m., Eastern Daylight Time, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 (the “Annual Meeting”). This proxy statement and related form of proxy are being first sent to shareholders on or about April 28, 2011. A shareholder giving a proxy may revoke it by following one of the methods listed under the “Cost and Method of Proxy Solicitation – Rights” section of this proxy statement.
Outstanding Shares and Voting Rights
As of April 19, 2011, the record date fixed for the determination of shareholders entitled to vote at the Annual Meeting (the “Record Date”), there were outstanding 145,972,678 of our shares of Class A Common Stock, par value $.33 1/3 per share (the “Class A Common Stock”), and 21,021,188 of our shares of Class B Common Stock, par value $.33 1/3 per share (the “Class B Common Stock”), (collectively, “Common Stock”). At the Annual Meeting, the holders of Class A Common Stock will be entitled as a class to elect four (4) Class A directors and will be entitled to one vote per share for this purpose. Arthur F. Anton, Michael P. Esposito, Jr., Deborah L. Harmon and Stan Ross have been nominated for election to serve as these directors. At the Annual Meeting, the holders of Class B Common Stock will be entitled as a class to elect ten (10) Class B directors and will be entitled to one vote per share for this purpose. Scott S. Cowen, David J. LaRue, Brian J. Ratner, Bruce C. Ratner, Charles A. Ratner, Deborah Ratner Salzberg, James A. Ratner, Ronald A. Ratner, Joan K. Shafran and Louis Stokes have been nominated for election to serve as these directors. Except for the election of directors, the holders of Class A Common Stock and Class B Common Stock will vote together on all other matters presented at the Annual Meeting and will be entitled to one (1) vote per share of Class A Common Stock and ten (10) votes per share of Class B Common Stock held as of the Record Date.
If notice in writing is given by any shareholder to our President, a Vice President or the Secretary not less than forty-eight hours before the time fixed for the holding of the Annual Meeting that such shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which the holder belongs, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each holder of shares of that class will have the right to accumulate such voting power as the holder possesses at such election with respect to shares of that class. Each holder of shares of Class A Common Stock or Class B Common Stock, as the case may be, will have as many votes as equal the number of shares of that class of common stock owned by that holder multiplied by the number of directors to be elected by the holders of that class of common stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of common stock or distributed among any lesser number, in such proportion as the holder may desire.
` In order to carry out the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Broker non-votes and abstaining votes will be counted for purposes of determining whether a quorum is present. However, abstentions or broker non-votes effectively count as votes “against” the election of a director and a “non-routine” proposal, including the advisory votes relating to executive compensation, as each abstention or broker non-vote would be one less vote in favor of a director or executive compensation advisory vote proposal. Because of changes in New York Stock Exchange (“NYSE”) rules, we note that your broker will not be able to vote your shares with respect to the election of directors and matters relating to executive compensation if you have not provided directions to your broker. Therefore, you must give specific instructions to your broker for your shares to be voted on the election of directors and the other “non-routine” matters, including the advisory votes relating to executive compensation, set forth in proposals 2 and 3. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2012 is a “routine” matter on which brokers will be able to vote with or without specific instructions.

Election of Directors
It is intended that proxies will be voted for the election of the nominees named below as our directors unless authority is withheld. All elected directors will serve until the next annual shareholders’ meeting and until their successor is elected and qualified. In the event any one or more of such nominees unexpectedly becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder. All nominees are presently our directors, except for David J. LaRue.
The number of members of our Board of Directors is presently set at fifteen (15). Pursuant to our succession plan announced on March 1, 2011, our current Co-Chairmen of the Board and Class B directors, Albert B. Ratner and Samuel H. Miller, are not standing for re-election to the Board. David J. LaRue is being nominated to fill one of the vacancies created, leaving one Class B director vacancy on our Board. Because the number of director nominees is fewer than the number of directors fixed in accordance with our Code of Regulations, as amended, the proxies cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement. The Corporate Governance and Nominating Committee is searching for a qualified candidate to fill the existing vacancy, but has not identified a nominee at this time.
At February 28, 2011, the Ratner, Miller and Shafran families, which include members of our current Board of Directors and certain executive officers not including Bruce C. Ratner (“Family Interests”), owned 9.2% of the Class A Common Stock and 88.6% of the Class B Common Stock. RMS, Limited Partnership (“RMSLP”), which owned 88.0% of the Class B Common Stock outstanding as of the Record Date (April 19, 2011), is a limited partnership, comprised of the Family Interests, with seven individual general partner positions, currently consisting of: Samuel H. Miller, Co-Chairman of the Board of Directors and our Treasurer; Charles A. Ratner, our President and Chief Executive Officer and Director; Ronald A. Ratner, our Executive Vice President and Director; Brian J. Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, President of Forest City Washington, Inc., one of our subsidiaries, and Director; Joan K. Shafran, Director; and Abraham Miller. Charles A. Ratner, James A. Ratner and Ronald A. Ratner are brothers. Albert B. Ratner, our Co-Chairman of the Board, is the father of Brian J. Ratner and Deborah Ratner Salzberg and is first cousin to Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Bruce C. Ratner and Joan K. Shafran. Samuel H. Miller was married to Ruth Ratner Miller (now deceased), a sister of Albert B. Ratner, and is the father of Abraham Miller.
Under the partnership agreement of RMSLP, the voting power of the general partners representing a family branch is determined by dividing the interest of the family branch they represent by the aggregate interests of all family branches. The voting power of the general partner or general partners representing a family branch may not be divided or apportioned but must be voted together as a whole. If the general partners representing a family branch are unable to agree on how to vote that branch, the total voting power of the other general partners is computed without reference to the voting power otherwise available to that family branch. General partners holding 60% of the total voting power (excluding the voting power of a family branch, if any, unable to agree on how to vote on a particular matter) of RMSLP determine how to vote the Class B Common Stock held by RMSLP.
The following table sets forth the shares of Class B Common Stock held by RMSLP at February 28, 2011, which under the partnership agreement are voted by the general partners of RMSLP, who under Rule 13d-3 of the Securities Exchange Act of 1934, are deemed to be the beneficial owners of those shares of Class B Common Stock:

		Shares of Class B	Percent of RMSLP’s
	Name of	Common Stock	Holdings of Class B
Family Branch	General Partners	Held through RMSLP	Common Stock

Max Ratner	Charles A. Ratner	9,169,467	49.1%
	Ronald A. Ratner

Albert Ratner	Brian J. Ratner	4,928,658	26.4%
	Deborah Ratner Salzberg

Samuel H. Miller	Samuel H. Miller	998,206	5.4%

Nathan Shafran	Joan K. Shafran	2,480,808	13.3%

Ruth Miller	Abraham Miller	1,089,954	5.8%

Total		18,667,093	100.0%

Set forth below are each nominee’s name, age, year first elected as a director, principal occupation, professional history and public company directorships held currently and during the past five years, and information about the experience, qualifications, attributes or skills that led to the conclusion that such person should serve as our director.

NOMINEES FOR ELECTION AS CLASS A DIRECTORS
Arthur F. Anton
Mr. Anton, 53, has been a Forest City director since October 1, 2010. He serves on the Audit and Compensation Committees of the Board. Since 2003, Mr. Anton has been the chief executive officer of Swagelok, a privately-held domestic and international developer and provider of fluid system solutions with annual revenues of approximately $1.3 billion. Prior to his current position, Mr. Anton served Swagelok as the president and chief operating officer from 2001 to 2003, executive vice president from 2000 to 2001, and chief financial officer from 1998 to 2000. Prior to joining Swagelok, Mr. Anton was a partner at the accounting and consulting firm of Ernst & Young. During his 20 years with Ernst & Young, he consulted with companies in manufacturing, energy, service and other industries. He currently serves as a board member of two additional public companies, The Sherwin-Williams Company, a paint and building material manufacturing and distribution company, since 2006 and Olympic Steel, a steel service center, since 2009. In addition, Mr. Anton is active with community and professional organizations including University Hospitals of Cleveland and MAGNET.
Mr. Anton’s extensive financial, public company board and domestic and international business experience and qualification as an “audit committee financial expert” bring unique and diverse business insight to our Board of Directors. His leadership experience, both as a chief executive and chief financial officer, and his deep understanding of corporate strategy, combined with impressive financial acumen, make him a tremendous asset to Forest City and our Board of Directors. In addition, his service on other public company boards provides us with guidance on developing best practices and the consideration of various risk management and corporate governance strategies.
Michael P. Esposito, Jr.
Mr. Esposito, 71, has been a Forest City director since 1995. He serves on the Compensation and Corporate Governance and Nominating Committees and chairs the Audit Committee. Mr. Esposito has been the non-executive chairman of Syncora Holdings Ltd., a guarantee insurance company, since 2006 and non-executive chairman of Primus Guaranty Ltd., a seller of credit protection, since 2002. In 2007, he retired as the non-executive chairman of XL Capital Ltd., an insurance company. In 1995, Mr. Esposito retired from The Chase Manhattan Bank, N.A. as the executive vice president, chief control, compliance and administrative officer after serving 34 years with the company in positions including principal accounting officer, corporate controller and chief financial officer. Mr. Esposito’s prior experience has also included leadership positions within the Bank Administration Institute, American Bankers Association, Conference Board, and service as a member of the Advisory Council to the Financial Accounting Standards Board.
Mr. Esposito’s extensive financial experience and qualification as an “audit committee financial expert” provide substantial financial expertise to our Board of Directors. His service with other publicly held companies expertly guides us on developing best practices in areas such as risk management and corporate governance. His substantial experience with the banking and insurance industries gives us unique insight with respect to capital and debt management. Having served on our Board of Directors for 16 years, he has developed an in-depth knowledge of the real estate industry in general and Forest City in particular.
Deborah L. Harmon
Ms. Harmon, 51, has been a Forest City director since 2008 and serves on the Compensation Committee. In September 2009 Ms. Harmon co-founded Artemis Real Estate Partners, LLC, a real estate investment firm which manages institutional, third party capital in a variety of real estate strategies. She currently serves as Artemis’ chief executive officer. Ms. Harmon has also served as president of Harmon & Co. and as a principal of Caravel Management, LLC since 2008. From 2001 through 2007, she was president and chief investment officer of the J.E. Robert Companies, Inc., a fully integrated real estate investment firm. Prior to joining the J.E. Roberts Companies, Ms. Harmon was a managing director at Bankers Trust Company working in both the corporate finance and real estate groups similar to Forest City. From 1997 through March 2001, she was a member of the Avis Group Holdings, Inc. board, chairing the Special Committee of Independent Directors. In June 2009, Ms. Harmon was appointed by the President of the United States to serve as a commissioner for the White House Fellows program.
With over 20 years in the management of real estate investment funds, Ms. Harmon has an extensive knowledge of the real estate financial markets and the real estate finance industry. She has comprehensive expertise in human resources matters, capital markets and valuation. Her investment experience, in general, and real estate experience, in particular, delivers a diverse perspective on the capital markets in which we operate, as well as the competitive environment in which we must raise capital.

Stan Ross
Mr. Ross, 75, has been a Forest City director since 1999 and serves on the Audit and Compensation Committees. Mr. Ross, a Certified Public Accountant, is the chairman of the board of the University of Southern California’s Lusk Center for Real Estate and Distinguished Fellow of the University of Southern California’s School of Policy, Planning & Development. He is the retired vice chairman of the Real Estate Industry Services for Ernst & Young, where he was a member of the firm’s Management Committee and a former managing partner of the Real Estate Group. Mr. Ross is Life Trustee and Governor of the Urban Land Institute. He was also a member of the Auditing Standards Board of the American Institute of Certified Public Accountants. Mr. Ross serves on the board of directors for The Irvine Company, a diversified private real estate company. He also serves on the board of directors for the American Jewish University.
As a Certified Public Accountant and “audit committee financial expert,” Mr. Ross brings substantial financial expertise to the Board of Directors. His extensive experience and national recognition in the real estate industry gives us thoughtful and far-reaching insight on the current trends, practices and challenges facing the real estate industry. Mr. Ross’ expertise in strategic planning for real estate companies has provided invaluable guidance to our Board of Directors throughout his more than 10 year tenure and particularly during the current economic crisis.
NOMINEES FOR ELECTION AS CLASS B DIRECTORS
Scott S. Cowen
Dr. Cowen, 64, has been a Forest City director since 1989. He chairs the Compensation Committee, serves on the Corporate Governance and Nominating Committee, and is the Presiding Director for the executive sessions of independent directors. Dr. Cowen has been the President of Tulane University since July 1998. Prior to 1998, he was Dean at Weatherhead School of Management at Case Western Reserve University, where he was also a professor for 23 years. Dr. Cowen is a member of the board of directors of two other public companies, including the Newell Rubbermaid, Inc., a consumer products corporation, since 1999, and American Greetings Corporation, a greeting card company, since 1989. In addition, Dr. Cowen was a member of the board of directors of JoAnn Stores, Inc., a specialty retailer, from 1987 through March 18, 2011, when he resigned from such board in connection with the acquisition of JoAnn Stores by an affiliate of Leonard Green & Partners, L.P.
As the chief executive officer of a $1 billion non-profit organization in New Orleans, Dr. Cowen has unique expertise in leadership. In recognition of his leadership skills, he received the Carnegie Award for Academic Leadership and was named one of the “Ten Best College Presidents” in America by Time magazine in 2009. Leading Tulane University, as well as the City of New Orleans, through the aftermath of Hurricane Katrina, he also developed unique and exceptional skills in crisis management. Dr. Cowen’s academic background and consultation with dozens of companies from start-ups to Fortune 100 companies, along with his extensive service on the board of public companies has given him expertise in financial management and external reporting, problem solving, strategic planning and corporate governance.
David J. LaRue
Mr. LaRue, 49, is being nominated as a Forest City director for the first time at the Annual Meeting. As previously announced on March 1, 2011, Mr. LaRue will become our president and chief executive officer effective on June 10, 2011. Since March 2010, Mr. LaRue has served as our executive vice president and chief operating officer. Mr. LaRue is also an officer and/or director of various subsidiaries of the Company. Prior to March 2010, Mr. LaRue served the Company as the president and chief operating officer of our largest strategic business unit, Forest City Commercial Group, Inc., one of our subsidiaries from 2003 to March 2010. From 1997 to 2003, he served as the executive vice president of Forest City Rental Properties. Prior to joining Forest City in 1986, Mr. LaRue was an internal auditor and financial analyst with The Sherwin-Williams Company. Mr. LaRue is a member of the board of directors and audit committee chair of U-Store-It Trust, a public storage company. Mr. LaRue is also active in professional organizations as well as charitable and community activities. He is a trustee of the International Council of Shopping Centers; a trustee, member of the executive committee and board president of the Friends of the Cleveland School of the Arts; a trustee and member of the finance committee of the Lawrence School; and a member of the board of trustees of the Greater Cleveland Sports Commission.
As an employee of the Company since 1986, Mr. LaRue brings vast experience in virtually every aspect of our business and vision with broad strategic, operational and financial acumen to the Company and Board. In 25 years with the Company, Mr. LaRue has achieved a track record of performance and accomplishment in every role he has served and exemplifies and embraces the Company’s core values.

Brian J. Ratner
Mr. Ratner, 53, has been a Forest City director since 1993. He has been an executive vice president since June 2001 and is an officer and/or director of various subsidiaries of the Company. Mr. Ratner is active with numerous community, charitable, educational and professional organizations, including the International Council of Shopping Centers, Rock and Roll Hall of Fame and Museum, and Case Western Reserve University.
As a member of one of the founding families and a large shareholder with over 20 years experience at Forest City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors. In addition, Mr. Ratner was formerly a practicing attorney and his legal experience and acumen provide critical thinking and analysis to the Board.
Bruce C. Ratner
Mr. Ratner, 66, has been a Forest City director since 2007. He has been our executive vice president since November 2006 and chairman and chief executive officer of Forest City Ratner Companies, one of our subsidiaries, since 1987. Mr. Ratner is also an officer and/or director of various subsidiaries of the Company. Mr. Ratner is actively involved with numerous New York City community, educational and charitable organizations, including the Museum of Jewish Heritage – A living Memorial to the Holocaust, the Metropolitan Museum of Art, the Brooklyn Academy of Music, the City Parks Foundation, the Memorial Sloan-Kettering Cancer Center and the Weill Cornell Medical College.
As a member of one of the founding families with over 25 years experience as a commercial real estate developer in New York City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors.
Charles A. Ratner
Mr. Ratner, 69, has been a Forest City director since 1972. As announced on March 1, 2011, Mr. Ratner will become the sole Chairman of the Board on June 10, 2011 and will be succeeded as president and chief executive officer by David J. LaRue on such date. He has been our chief executive officer since June 1995 and president since June 1993. He previously served as chief operating officer from June 1993 to June 1995 and executive vice president prior to June 1993. Mr. Ratner is also an officer and/or director of various subsidiaries. Mr. Ratner has been a director of American Greetings Corporation, a greeting card company, since 2000 and a director of RPM, Inc., a lubricants company, since 2005. Mr. Ratner is active with numerous community, charitable and professional organizations, including United Way, the Greater Cleveland Partnership, the Musical Arts Association, the Jewish Community Federation of Cleveland, the Cleveland Foundation and University Hospital.
As a member of one of the founding families and a large shareholder with over 40 years experience at Forest City, including his experience as president and chief executive officer, Mr. Ratner brings a wealth of leadership, experience and knowledge of the real estate industry to the Board of Directors.
Deborah Ratner Salzberg
Ms. Ratner Salzberg, 58, has been a Forest City director since 1995. She is president of Forest City Washington, Inc., one of our subsidiaries, since 2002 and is also an officer and/or director of various subsidiaries of the Company. Ms. Ratner Salzberg is active with numerous District of Columbia community, charitable and professional organizations, including the Jewish Federation of Greater Washington, the District of Columbia Building Industry Association and the Meyer Foundation, National Building Museum. She also serves on the boards of Kenyon College and George Washington University.
As a member of one of the founding families and a large shareholder with over 20 years experience at Forest City, Ms. Ratner Salzberg brings a wealth of experience and knowledge of the real estate industry to the Board of Directors. In addition, Ms. Ratner Salzberg has earned a law degree and her legal education provides critical thinking and analysis to the Board.
James A. Ratner
Mr. Ratner, 66, has been a Forest City director since 1984. He has been an executive vice president since March 1988 and is an officer and/or director of various subsidiaries of the Company. Mr. Ratner is active with numerous community, charitable and professional organizations, including the Cleveland Museum of Art, the Urban Land Institute, the Playhouse Square Foundation and the Cleveland Foundation.
As a member of one of the founding families and a large shareholder with over 30 years experience at Forest City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors.

Ronald A. Ratner
Mr. Ratner, 64, has been a Forest City director since 1985. He has been an executive vice president since March 1988 and is an officer and/or director of various subsidiaries of the Company. Mr. Ratner is active with numerous community, educational, charitable and professional organizations, including the Urban Land Institute, The Ohio State University, Brandeis University, National Multi Housing Council and the International Advisory Board of the Harvard Real Estate Initiative.
As a member of one of the founding families and a large shareholder with over 35 years experience at Forest City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors.
Joan K. Shafran
Ms. Shafran, 63, has been a Forest City director since 1997. Ms. Shafran has been the chief operating officer of Powell Partners, a real estate investment firm, since 1997. In addition, Ms. Shafran has been the executive managing partner of The Berimore Co., a real estate investment firm specializing in the ownership of shopping centers, residential properties and hotels, since 1992. She was also the former chair of the Board of Trustees of Goddard College and has many years of experience as a consultant to the design and publishing industries.
As a member of one of the founding families and a large shareholder with a diverse background and experience in the operation of real estate investment companies, Ms. Shafran brings a different perspective as well as a breadth of experience and knowledge to our Board of Directors.
Louis Stokes
Mr. Stokes, 86, has been a Forest City director since 1999. He chairs the Corporate Governance and Nominating Committee and serves on the Compensation Committee. He has been an attorney with Squire, Sanders & Dempsey L.L.P. since 1999 after spending 30 years as a Member of the United States Congress. In addition, Mr. Stokes currently holds the position of Distinguished Visiting Professor on Faculty at The Mandel School of Applied Social Sciences at Case Western Reserve University in Cleveland, Ohio.
Mr. Stokes has a strong commitment to diversity and was honored by the American Bar Association Commission on Racial and Ethnic Diversity with the 2011 Spirit of Excellence Award for his dedication to expanding opportunity in the legal profession to all minorities. During his tenure in the United States Congress, he chaired several important committees, including, the Ethics Committee and the House Appropriations Subcommittee on Veteran Affairs, Housing and Urban Development and Independent Agencies. With a legal expertise in legislative counseling and as a former member of the US Congress, Mr. Stokes provides the Board of Directors with a unique perspective on public/private partnerships.

Voting
The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold All” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors. We have been advised that the shares owned by RMSLP and otherwise owned by the Families Interests will be voted for the election of the directors nominated. If such shares are so voted then such vote will be sufficient to elect the nominees voted on by the Class B Common Stock shareholders.
CO-CHAIRMEN EMERITUS
The following individuals are not being nominated for election to the Board of Directors. Instead, the Board of Directors has appointed the following individuals as co-chairmen emeritus as announced by the Company on March 1, 2011 and effective on June 10, 2011. In such capacity, the following individuals will serve the Board in an advisory role and will be invited to attend Board meetings, but will not have Board voting rights and will not receive a retainer or meeting fees.
Samuel H. Miller
Mr. Miller, 89, is not standing for re-election to the Board and has been appointed to serve as a co-chairman emeritus effective on June 10, 2011. Mr. Miller has been a Forest City director since 1960. He has been a co-chairman of our Board since June 1995 and our treasurer since 1992. He previously served as chairman of the board from June 1993 to June 1995 and vice chairman and chief operating officer prior to June 1993. Mr. Miller is also an officer and/or director of various subsidiaries. Mr. Miller is active with numerous community, educational, charitable and professional organizations, including the Cleveland Clinic Foundation, Cleveland State University, John Carroll University, Notre Dame College, Catholic Diocese of Cleveland Foundation, Baldwin Wallace College, and serves as the Co-Chairman of Medical Mutual of Ohio.
A large shareholder with over 60 years experience at Forest City, Mr. Miller provides us with leadership, experience, knowledge and vision.

Albert B. Ratner
Mr. Ratner, 83, is not standing for re-election to the Board and has been appointed to serve as a co-chairman emeritus effective on June 10, 2011. Mr. Ratner has been a Forest City director since 1960. He has been a co-chairman of our Board since June 1995. He previously served as chief executive officer from 1975 to June 1995, vice chairman from June 1993 to June 1995, and president prior to June 1993. Mr. Ratner is also an officer and/or director of various subsidiaries. Mr. Ratner is active with numerous community, charitable and professional organizations.
As a member of one of our founding families with over 60 years of experience at Forest City, Mr. Ratner provides us with leadership, experience, knowledge and vision.
The following table sets forth the beneficial ownership of shares of Class A and Class B Common Stock as of February 28, 2011 of each current director, nominee, and the other Named Executive Officer (as named in the Summary Compensation Table), as well as all directors and executive officers as a group.

	Number of Shares of Common Stock Beneficially Owned
				Class A
				Assuming
	Class A		Percent	Conversion of		Percent	Class B		Percent
	Common		of	Class B by the		of	Common		of
Name	Stock(a)(c)		Class(a)	Beneficial Owner(b)(c)		Class(b)	Stock		Class

Arthur F. Anton	5,531	(1)	0.00%	5,531		0.00%	-		-

Michael P. Esposito, Jr.	176,349	(2)	0.12%	176,349		0.12%	-		-

Deborah L. Harmon	18,991	(3)	0.01%	18,991		0.01%	-		-

Stan Ross	87,399	(4)	0.06%	87,399		0.06%	-		-

Scott S. Cowen	77,329	(5)	0.05%	77,329		0.05%	-		-

David J. LaRue (d)	325,597	(6)	0.22%	327,032		0.22%	1,435		0.01%

Brian J. Ratner	1,259,296	(7)	0.86%	19,926,389	(7)(8)	12.11%	18,667,093	(8)	88.07%

Bruce C. Ratner	1,425,612	(9)	0.97%	1,425,612		0.97%	-		-

Charles A. Ratner	2,432,397	(10)	1.67%	21,103,540	(10)(11)	12.82%	18,671,143	(11)	88.09%

Deborah Ratner Salzberg	1,184,473	(12)	0.81%	19,851,566	(12)(13)	12.06%	18,667,093	(13)	88.07%

James A. Ratner	3,909,138	(14)	2.68%	3,909,138	(14)(15)	2.68%	-	(15)	-

Ronald A. Ratner	2,530,659	(16)	1.73%	21,201,802	(16)(17)	12.88%	18,671,143	(17)	88.09%

Joan K. Shafran	339,687	(18)	0.23%	19,020,280	(18)(19)	11.56%	18,680,593	(19)	88.13%

Louis Stokes	82,128	(20)	0.06%	82,128		0.06%	-		-

Samuel H. Miller	1,220,707	(21)	0.84%	19,887,800	(21)(22)	12.09%	18,667,093	(22)	88.07%

Albert B. Ratner	2,268,557	(23)	1.56%	2,289,056	(23)(24)	1.57%	20,499	(24)	0.10%

OTHER NAMED EXECUTIVE OFFICER

Robert G. O’Brien (d)	428,831	(25)	0.29%	428,831		0.29%	-		-

ALL DIRECTORS, NOMINEES AND EXECUTIVE	12,418,119	(26)	8.37%	31,127,667	(26)(27)	18.63%	18,709,548	(27)	88.27%
OFFICERS AS A GROUP (19 in number)

(1)	Includes 2,531 shares of restricted stock.

(2)	(Includes 63,817 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(3)	Includes 5,476 shares of restricted stock and 12,630 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(4)	Includes 4,217 shares of restricted stock and 67,297 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(5)	Includes 5,919 shares of restricted stock and 61,311 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(6)	Includes 125,781 shares of restricted stock and 118,021 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(7)
Brian J. Ratner has beneficial ownership of 1,143,585 shares of Class A Common Stock held in trusts and foundations: 1,139,235 shares for which he is trustee and has shared power of voting and disposition and 4,350 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 33,800 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 17,152 shares of restricted stock and 64,759 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(8)
Brian J. Ratner’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. Does not reflect the following shares of which Mr. Ratner disclaims beneficial ownership: 1,386,206 shares of Class B Common Stock held in trusts for which he is trustee, of which these shares are held in the Max Ratner Family Branch of RMSLP. See discussion of RMSLP on page 2.

(9)
On February 28, 2011, Bruce C. Ratner and certain individuals and entities affiliated with Bruce C. Ratner held 3,646,755 Class A Common Units (“Units”) in Forest City Master Associates III, LLC that were obtained in a transaction designed to increase Forest City’s ownership interest in 30 properties and service companies that were owned jointly by us and Bruce C. Ratner. See “Transactions With Bruce C. Ratner and His Affiliates” under the “Certain Relationships and Related Transactions” section of this proxy statement for a more detailed description of the transaction. The Units may be exchanged for an equal number of shares of our Class A Common Stock or, at our option, for cash equal to the then-current market price of our Class A Common Stock. Bruce C. Ratner claims beneficial ownership in 982,452 Units held by him and 428,160 Units held in a trust for which he is trustee. Bruce C. Ratner disclaims beneficial ownership in 2,017,518 Units held in trusts in which he is not trustee and 218,625 Units held directly by others. Bruce C. Ratner claims beneficial ownership of 15,000 shares of Class A Common Stock held in a custodial account.

(10)
Charles A. Ratner has beneficial ownership of 2,244,637 shares of Class A Common Stock held in trusts and foundations: 2,221,442 shares for which he is trustee and has shared power of voting and disposition and 23,195 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 8,549 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 5,034 shares of restricted stock and 174,177 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(11)
Includes 4,050 shares of Class B Common Stock held in a trust for which Charles A. Ratner is trust advisor and has shared power of voting and disposition. Mr. Ratner’s beneficial ownership of the remaining 18,667,093 shares of Class B Common Stock reflects his status as a general partner of RMSLP. Does not reflect the following shares of which Mr. Ratner disclaims beneficial ownership: 247,812 shares of Class B Common Stock held in trusts for which he is trustee, of which these shares are held in the Albert Ratner Family Branch of RMSLP. See discussion of RMSLP on page 2.

(12)
Deborah Ratner Salzberg has beneficial ownership of 1,061,778 shares of Class A Common Stock held in trusts and foundations: 378,698 shares for which she is trustee and has shared power of voting and disposition and 683,080 shares for which she has sole power of voting and disposition. Ms. Ratner Salzberg has beneficial ownership of 41,152 shares held in trusts for which she is trust advisor and has shared power of voting and disposition. Includes 17,344 shares of restricted stock and 64,199 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(13)	Deborah Ratner Salzberg’s beneficial ownership of these shares of Class B Common Stock reflects her status as a general partner of RMSLP. Does not reflect the following shares of which Ms. Ratner Salzberg disclaims beneficial ownership: 1,758,655 shares of Class B Common Stock held in trusts for which she is trustee, of which these shares are held in the Max Ratner Family Branch of RMSLP. See discussion of RMSLP on page 2.

(14)
James A. Ratner has beneficial ownership of 3,701,827 shares of Class A Common Stock held in trusts: 3,685,035 shares for which he is trustee and has shared power of voting and disposition and 16,792 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 90,301 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 4,531 shares of restricted stock and 112,479 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(15)
Does not reflect the following shares of which James A. Ratner disclaims beneficial ownership: 4,001,733 shares of Class B Common Stock held in trusts for which he is trustee and 922,866 shares held in trusts for which he is trust advisor, of which 3,720,549 shares are held in the Max Ratner Family Branch of RMSLP and 1,204,050 shares are held in the Albert Ratner Family Branch of RMSLP. See discussion of RMSLP on page 2.

(16)
Ronald A. Ratner has beneficial ownership of 2,385,241 shares of Class A Common Stock held in trusts: 1,464,398 shares for which he is trustee and has shared power of voting and disposition and 920,843 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 28,408 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 4,531 shares of restricted stock and 112,479 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(17)
Includes 4,050 shares of Class B Common Stock held in a trust for which Ronald A. Ratner is a trustee and has shared power of voting and disposition. Mr. Ratner’s beneficial ownership of the remaining 18,667,093 shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on page 2.

(18)
Includes 163,324 shares of Class A Common Stock held in partnerships in which Joan K. Shafran has shared power of voting and disposition. Ms. Shafran has beneficial ownership of 67,746 shares of Class A Common Stock held in trusts and a foundation: 18,618 shares for which she is trustee and has shared power of voting and disposition and 49,128 shares for which she has sole power of voting and disposition.

(19)
Includes 13,500 shares of Class B Common Stock held in a partnership in which Joan K. Shafran has shared power of voting and disposition. Ms. Shafran’s beneficial ownership of the remaining 18,667,093 shares of Class B Common Stock reflects her status as a general partner of RMSLP. See discussion of RMSLP on page 2.

(20)	Includes 5,919 shares of restricted stock and 61,311 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(21)
Samuel H. Miller has beneficial ownership of 1,210,020 shares of Class A Common Stock held in trusts and a foundation: 848,505 shares for which he has sole power of voting and disposition and 361,515 shares for which he is a trustee with shared power of voting and disposition.

(22)	Samuel H. Miller’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on page 2.

(23)
Albert B. Ratner has beneficial ownership of 2,080,852 shares of Class A Common Stock held in trusts and foundations: 1,472,357 shares for which he is a trustee with shared power of voting and disposition and 608,495 shares for which he has sole power of voting and disposition. Mr. Ratner also has beneficial ownership of 183,925 shares held in trusts for which he is trust advisor and has shared power of voting and disposition.

(24)
Albert B. Ratner has beneficial ownership of 15,740 shares of Class B Common Stock held in a trust for which he is trustee and has sole power of voting and disposition. Does not reflect the following shares of which Albert B. Ratner disclaims beneficial ownership: 4,988,243 shares of Class B Common Stock held in trusts for which he is trustee and 275,112 shares held in trusts for which he is trust advisor, of which 2,353,414 shares are held in the Albert Ratner Family Branch of RMSLP and 2,909,941 shares are held in the Max Ratner Family Branch of RMSLP. See discussion of RMSLP on page 2.

(25)	Includes 130,440 shares of restricted stock and 129,321 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter.

(26)
These shares of Class A Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category. Includes 356,333 shares of restricted stock and 1,134,889 shares that were issuable upon the exercise of stock options vested at February 28, 2011 or that will vest within 60 days thereafter, and 1,410,612 Class A Common Units (see note 22 above).

(27)
These shares of Class B Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Included in this total are 18,667,093 shares of Class B Common Stock that are held by RMSLP. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category.

(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(b)
Reflects potential conversion of all Class B Common Stock held by the nominee or officer listed to Class A Common Stock. Shares of Class B Common Stock are convertible pursuant to their terms into shares of Class A Common Stock at any time on a one-for-one basis.

(c)	This column includes Class A stock options, if any, that were exercisable on February 28, 2011 or that will be exercisable within 60 days after such date.

(d)	Officer and/or director of various subsidiaries.
Voting Agreement: On November 8, 2006, we entered into a Voting Agreement with RMSLP, Powell Partners Limited, Joseph Shafran, and Bruce C. Ratner. Pursuant to the terms of the agreement, the Board of Directors appointed Bruce C. Ratner as a Class B director. Additionally, RMSLP, Powell Partners Limited and Joseph Shafran have agreed to vote the shares owned by them for the election of Bruce C. Ratner to the Board of Directors at each meeting of our shareholders. If such shares are voted in accordance with the Voting Agreement, then such vote will be sufficient to elect Bruce C. Ratner as a Class B director. The Voting Agreement will terminate under any of the following three circumstances: (i) Bruce C. Ratner’s death or his physical or mental incapacity that prevents him from performing all duties required of our directors; (ii) Bruce C. Ratner and his affiliates no longer hold at least 1.5 million Class A Common Units in Forest City Master Associates III, LLC (or stock issued upon exchange of the Class A Common Units) while he is employed by us or at least 2.5 million Class A Common Units (or stock issued upon exchange of the Class A Common Units) if he is no longer employed by us; or (iii) Bruce C. Ratner materially breaches his non-compete agreement with us or any written policy generally applicable to all members of our Board of Directors. See “Transactions With Bruce C. Ratner and His Affiliates” under the “Certain Relationships and Related Transactions” section of this proxy statement for further discussion about Forest City Master Associates III, LLC.

Director Compensation
Our director compensation policy is outlined in the following chart. Compensation is paid to nonemployee directors only. Directors who are also our employees receive no additional compensation for service as directors.

Director Compensation Policy	Amount (1)

Annual Board Retainer	$50,000

Annual Stock Award to Independent Directors (2)	$100,000

Annual Retainer to Independent Director Serving as “Presiding Director”	$12,500

Annual Retainer to Committee Chairman for:
Audit Committee	$24,000
Compensation Committee	$16,000
Corporate Governance and Nominating Committee	$12,000

Annual Retainer to Committee Members (other than Chairman) for:
Audit Committee	$12,000
Compensation Committee	$8,000
Corporate Governance and Nominating Committee	$6,000

Other Fees for:	(fees per day)
Attending other formal meetings in their capacity as directors not held on the same	$1,500
day as a board meeting or board committee meeting, such as Executive Committee and strategic planning meetings.
Attending special meetings or performing special services in their capacity as	$1,500
members of a board committee, in each case as determined and approved by the applicable committee.

Director Stock Ownership Requirement:

Independent directors have up to five years to accumulate ownership of at least 5,000 shares of our common stock. The shares may be acquired through direct acquisition, exercise of stock options, vesting of restricted stock or accumulation of phantom stock in their deferred compensation plan.

(1)	We pay annual retainers in quarterly installments.

(2)
Independent directors may choose between stock options and/or restricted stock in 25% multiples. The default selection is a 50%-50% mix if no choice is made. All grants have graded vesting over three years. The number of Class A Common Stock options granted is determined by dividing the amount of award allocated to stock options by the Black-Scholes fair value, and the number of shares of restricted Class A Common Stock is determined by dividing the amount of award allocated to restricted stock by the closing price of the Class A Common Stock on the date of grant.

Due to the significant decline in the price of our stock over the last two years, coupled with a review of the number of shares available under the Forest City Enterprises, Inc. 1994 Stock Plan, as amended and restated (“Stock Plan”), the Corporate Governance and Nominating Committee chose to reduce the value of equity grants provided in 2010 to our independent directors by 20% to approximately $80,000.
The Deferred Compensation Plan for Nonemployee Directors permits nonemployee members of the Board of Directors to defer 50% or 100% of their annual board retainer. Directors electing to participate select either a cash investment option or stock investment option for fees deferred during the year. Fees deferred to the stock investment option are deemed to be invested in phantom shares of our Class A Common Stock. Dividends earned on phantom shares are deemed to be reinvested in more shares. After the participant ceases to be our director, the phantom shares accumulated in the participant’s account will be paid out in real shares of Class A Common Stock or cash, as elected by the participant. There were 12,382 phantom shares accumulated in participants’ accounts as of January 31, 2011. Participants may make an annual election as of each December 31 to reallocate their account balances between the two investment options. The Plan does not limit the number of shares that can be issued under the stock investment option.
The Corporate Governance and Nominating Committee annually reviews the policy of independent/nonemployee director compensation and stock ownership requirements.

The information presented in the following table is for the year ended January 31, 2011. All other directors not listed are our employees and receive no compensation in their capacity as director.
Director Compensation Table

				Change in Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name	($)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Arthur F. Anton	$17,500	$39,990	$39,999	$-	$-	$97,489
Scott S. Cowen	$83,500	$79,990	$-	$-	$-	$163,490
Michael P. Esposito, Jr.	$104,500	$-	$79,992	$1,196	$-	$185,688
Deborah L. Harmon	$67,000	$79,990	$-	$-	$-	$146,990
Jerry V. Jarrett (1)	$42,000	$-	$79,992	$-	$-	$121,992
Stan Ross	$70,000	$59,985	$19,990	$-	$-	$149,975
Joan K. Shafran (2)	$50,000	$-	$-	$-	$-	$50,000
Louis Stokes	$67,000	$79,990	$-	$955	$-	$147,945

(1)	Jerry V. Jarrett did not stand for re-election at the 2010 annual meeting of Shareholders on June 16, 2010 and is no longer a director.

(2)	Joan K. Shafran is a nonemployee director, but is not an independent director. She receives the annual cash retainer, but does not receive the annual stock award.

(3)
Restricted stock grants are valued at their grant-date fair value based on the closing price of the Class A Common Stock on the date of grant. During the year ended January 31, 2011, we granted restricted stock having a grant-date fair value of $15.89 per share ($15.80 for Mr. Anton’s shares) as follows: Mr. Anton, 2,531; Dr. Cowen, 5,034; Ms. Harmon, 5,034; Mr. Ross, 3,775; and Mr. Stokes 5,034. The aggregate number of unvested restricted stock outstanding at January 31, 2011 was as follows: Mr. Anton, 2,531; Dr. Cowen, 5,919; Ms. Harmon, 5,476; Mr. Ross, 4,217; and Mr. Stokes, 5,919.

(4)
Stock option grants are valued at their grant-date fair value that is estimated using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations in 2010 are described in Footnote P, “Stock-Based Compensation,” to our consolidated financial statements for the year ended January 31, 2011, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2011. During the year ended January 31, 2011, we granted stock options having a grant-date fair value of $9.9902 per share ($9.9056 for Mr. Anton’s options) as follows: Mr. Anton, 4,038; Mr. Esposito, 8,007; Mr. Jarrett, 8,007 and Mr. Ross, 2001. The options have an exercise price of $15.89 ($15.80 for Mr. Anton’s options), which was the closing price of the underlying Class A Common Stock on the dates of grant. The aggregate number of stock options outstanding at January 31, 2011 was as follows: Mr. Anton, 4,038; Dr. Cowen, 64,966; Mr. Esposito, 72,810; Ms. Harmon, 16,285; Mr. Jarrett, 67,492; Mr. Ross, 72,286; and Mr. Stokes, 64,966.

(5)
Amounts deferred under the Deferred Compensation Plan for Nonemployee Directors earn interest at a rate equal to the average of the Moody’s Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5% (“Moody’s Rates”). The rate is updated every calendar quarter using the first published Moody’s Rates of the new quarter. Interest rates ranged from 5.24% to 6.11% during the last fiscal year. Interest is compounded quarterly. The amounts shown in this column represent the amount of above-market earnings on the director’s nonqualified deferred compensation balances. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

(6)
All other compensation does not include our incremental cost for the use of our airplane by directors for attending board of directors meetings and committee meetings because such use is deemed to be a business expense. The total incremental cost of airplane usage by all directors amounted to $21,796 for the year ended January 31, 2011.

Principal Security Holders
Unless otherwise indicated, the following table sets forth the security ownership as of February 28, 2011 of all other persons who beneficially own 5% or more of our Common Stock.

	Number of Shares of Common Stock Beneficially Owned
				Class A
				Assuming
	Class A			Conversion of			Class B
	Common		Percent	Class B by the		Percent	Common		Percent
Name and Address	Stock(a)		of Class(a)	Beneficial Owner(b)		of Class(b)	Stock		of Class

Third Avenue Management LLC	19,500,587	(1)	13.37%	19,526,387	(1)	13.39%	25,800	(1)	0.12%
622 Third Avenue, 32nd Floor
New York, NY 10017

Cohen & Steers Capital Management, L.P.	13,832,155	(2)	9.49%	13,832,155	(2)	9.49%	-		0.00%
280 Park Avenue, 10th Floor
New York, NY 10017

Morgan Stanley & Co. Incorporated	12,099,114	(3)	8.30%	12,099,114	(3)	8.30%	-		0.00%
1585 Broadway
New York, NY 10036

Wellington Management Company, LLP	11,937,928	(4)	8.19%	11,937,928	(4)	8.19%	-		0.00%
280 Congress Street
Boston, MA 02210

Horizon Asset Management, Inc.	8,907,222	(5)	6.11%	8,907,222	(5)	6.11%	-		0.00%
470 Park Avenue South, 4th Floor
New York, NY 10016

Abraham Miller	284,423	(6)	0.20%	18,951,516	(6)	11.52%	18,667,093	(6)	88.07%
Graffiti, Inc.
3111 Carnegie Avenue
Cleveland, OH 44115

Ratner, Miller & Shafran Family Interests	13,442,187	(7)	9.18%	32,217,409	(7)	19.51%	18,775,222	(7)	88.58%
(see page 2)
Terminal Tower
50 Public Square, Suite 1600
Cleveland, OH 44113
(1)
Third Avenue Management LLC (“TAM”), a Delaware limited liability company, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. TAM has sole power of voting for 19,403,119 shares and sole power of disposition of 19,500,587 shares of Class A Common Stock. Various other Third Avenue investment companies registered under the Investment Company Act of 1940 have the right to receive dividends and sales proceeds from certain of the shares reported by TAM. Various separately-managed accounts for whom TAM acts as investment advisor have the right to receive dividends and sales proceeds from certain of the shares reported by TAM. The number of shares of Class A Common Stock beneficially owned represent shares beneficially owned at December 31, 2010 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the Principal Security Holder. The number of shares of Class B Common Stock beneficially owned represents shares beneficially owned at December 31, 2010 as disclosed in a Questionnaire for 5% Beneficial Owners provided to us by the Principal Security Holder.

(2)
Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and its affiliates, Cohen & Steers, Inc. and Cohen & Steers Europe S.A., have sole voting power of 10,927,454 shares of Class A Common Stock and sole dispositive power of 13,832,155 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at February 28, 2011 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the Principal Security Holder.

(3)
The securities being reported upon by Morgan Stanley & Co. Incorporated (“Morgan Stanley”), as a parent holding company, are owned or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Morgan Stanley Investment Management Inc. is a wholly owned subsidiary of Morgan Stanley. Morgan Stanley has sole voting power of 8,835,187 shares of Class A Common Stock and sole dispositive power of 12,099,114 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2010 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the Principal Security Holder.

(4)
Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 has shared voting power of 11,084,649 shares of Class A Common Stock and shared dispositive power of 11,937,928 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2010 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the Principal Security Holder.

(5)
Horizon Asset Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 has sole voting power of 8,907,222 shares of Class A Common Stock and sole dispositive power of 8,907,222 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2010 as disclosed in schedule 13G filed with the Securities and Exchange Commission by the Principal Security Holder.

Principal Security Holders (continued)
(6)
Abraham Miller is the son of Samuel H. Miller, Co-Chairman of the Board of Directors and Treasurer. Abraham Miller has beneficial ownership of 284,423 shares of Class A Common Stock held in trusts: 37,154 shares for which he is a trustee with shared power of voting and disposition and 247,269 shares for which he has sole power of voting and disposition. Abraham Miller’s beneficial ownership of the Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP under “Election of Directors” on page 2.

(7)
The Ratner, Miller and Shafran families have an ownership interest in the Company as reflected in the Principal Security Holders table. These securities are beneficially owned by members of these families either individually or through a series of trusts, foundations and custodianships. Of the shares of Class B Common Stock listed, RMSLP owns 18,667,093 shares, which represent 88.07% of the Class B Common Stock outstanding at February 28, 2011.

Certain members of the Ratner, Miller and Shafran families have been nominated for election to serve on our Board of Directors. (See information regarding nominees and directors previously disclosed for further information regarding the beneficial ownership of Common Stock by these individuals).

(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(b)
Reflects potential conversion of all Class B Common Stock held by the principal security holder listed to Class A Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock at anytime on a one-for-one basis.

Corporate Governance
We are managed by our senior management under the direction of the Board. The Board operates within a comprehensive plan of corporate governance and has adopted, and periodically reviews, policies and procedures to guide it in the discharge of its oversight responsibilities. Those policies and procedures are summarized in this section. Copies of the Corporate Governance Guidelines adopted by our Board, its committee charters, the Forest City Enterprises, Inc. Amended and Restated Code of Legal and Ethical Conduct (“Code of Legal and Ethical Conduct”) and other relevant information are set forth or explained in greater detail on our website at www.forestcity.net. References to our website are for your convenience; however, the information contained on our website is not incorporated into this proxy statement or any other report we file with the Securities and Exchange Commission (the “SEC”).
We regularly review our corporate governance policies and practices. The Board also routinely compares our corporate governance policies and practices to those suggested by various groups or authorities active in corporate governance, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange. These reviews specifically focus on the following areas of corporate governance:
•	our Corporate Governance Guidelines in general;

•	our current Board composition and compensation;

•	our Board and Board committee operation and charters;

•	certain procedures relating to our Code of Legal and Ethical Conduct;

•	our director nomination process;

•	our shareholder communications process; and

•	director continuing education.
We expect to adopt further changes in the future that the Board believes are the best corporate governance policies and practices for it.
Corporate Governance Guidelines
The Board believes in establishing a corporate culture of accountability, responsibility and ethical behavior through the careful selection and evaluation of senior management and members of the Board and by carrying out the responsibilities of the Board with honesty and integrity. Our Corporate Governance and Nominating Committee performed its annual review of our Corporate Governance Guidelines and did not recommend any substantive changes. Our Corporate Governance Guidelines, among other things, provide for Audit, Compensation, and Corporate Governance and Nominating Committees; all members of the Audit Committee to be independent directors as determined in accordance with applicable standards, rules, laws and regulations, including but not limited to, standards and rules promulgated by the NYSE; regular sessions of independent directors; an annual self-assessment process for the Board and its committees; succession planning; new director orientation; and continuing director education. These guidelines, as amended, largely document practices and principles already in place at the Board level and are available on our website at www.forestcity.net.

Board Leadership Structure
The Board has chosen to separate the positions of chairman or co-chairmen of the Board and chief executive officer. We believe this structure is optimal for us because it avoids any duplication of effort between the chairman or co-chairmen and the chief executive officer and permits our chief executive officer to focus his efforts on the day to day management of the Company. This separation provides strong leadership for the Board and the Company through the chairman or co-chairmen, while also positioning our chief executive officer as our leader in the eyes of our employees and other stakeholders.
Albert B. Ratner and Samuel H. Miller currently serve as the co-chairmen of the Board and will continue to serve in such capacity through the Annual Meeting. In connection with a series of management and Board changes announced by the Company on March 1, 2011, Messrs. A. Ratner and Miller will not stand for re-election to the Board and will no longer serve as co-chairmen of the Board. Effective on June 10, 2011, Messrs. A. Ratner and Miller will serve the Board as co-chairmen emeritus in an advisory capacity with no voting rights. Also effective on June 10, 2011, David J. LaRue will succeed Charles A. Ratner as the Company’s chief executive officer and president, and Charles A. Ratner will become the sole chairman of the Board. The Board has chosen to continue to separate the positions of chairman of the Board and chief executive officer to avoid any duplication of effort between the chairman and chief executive officer.
Our independent directors meet in an executive session following each regularly scheduled Board meeting. In accordance with our Corporate Governance Guidelines, Scott S. Cowen, as an independent, non-management director, is the Presiding Director over all of those sessions. The role of the independent Presiding Director and the executive sessions is to provide balance between the different perspectives of the independent directors and the management directors and maintain proper independent oversight of management.
The Board has no formal policy that requires the separation or combination of the chairman and chief executive officer roles and may reconsider the best board leadership structure for us from time to time. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with the separation of duties and responsibilities between the chairman or co-chairmen, the chief executive officer, and the independent presiding director, is the optimal structure for us at this time.
The Board’s Role in Risk Oversight
Our Board plays an important role in our risk oversight. While management is responsible for the day-to-day management of the risks we face, our Board, and its committees, oversee risks through their direct decision-making authority with respect to significant matters and the oversight of management.
Risk oversight is administered by our Board (or a committee thereof) through:
•
The review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks we face, including, among others, market conditions, cash projections, internal financial measures, occupancy rates, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•
The required approval by the Board (or a committee thereof) of significant transactions and other decisions, including, among others, executive compensation plans, equity and capital transactions, strategic planning, budget and the appointment and retention of senior management;

•	The direct oversight of specific areas of our business by the Audit, Compensation, and Corporate Governance and Nominating Committees; and

•	Regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk.
Our Board relies on management to bring significant matters impacting us to the Board’s attention. Management is responsible for identifying the Company’s significant risks, developing risk management strategies and policies, and integrating risk management into the Company’s decision-making process. To that end, the Company has implemented an enterprise risk management program where management identifies, monitors and controls such risks and exposures. This risk management structure helps ensure that necessary information regarding significant risks and exposures is transmitted across the Company’s leadership, including the appropriate Board committees and the Board of Directors.

Our Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit, Compensation, and Corporate Governance and Nominating Committees. The Audit Committee is the lead committee for the Board’s risk oversight functions through their review of our: financial statements and preparation thereof, including internal controls over financial reporting; fraud risks identified by management; management of financial risk; risk assessments; and enterprise risk management program. In addition, the Audit Committee oversees our Code of Legal and Ethical Conduct, including an annual update on the content, implementation, operation and effectiveness of our ethics program and the administration of our whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives. The Audit, Compensation, and Corporate Governance and Nominating Committees are jointly responsible for assessing whether our compensation programs and policies encourage inappropriate risk taking. The Corporate Governance and Nominating Committee is responsible for advising the Board on matters of organizational and governance structure for effective oversight. See “Meetings and Committees of the Board of Directors” for further discussion of the roles and responsibilities of each of the committees.
Because all of these committees are comprised of independent directors, our independent directors have a significant role in the Board’s risk oversight function. As part of the oversight process, each committee regularly receives reports from members of senior management on areas of material risk to us that are under the purview of that committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each committee is responsible for evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Because of the role of the Board in our risk oversight, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board recognizes that there are different leadership structures that could allow them to effectively oversee the management of the risks relating to our operations, and while the Board believes their current leadership structure enables them to effectively manage such risks, it was not the primary reason the Board selected their current leadership structure over other potential alternatives. See the discussion under the heading “Board Leadership Structure” above for a discussion of why the Board has determined that their current leadership structure is appropriate.
Independence Determinations
We are considered a “controlled company” under the NYSE corporate governance rules because, as of February 28, 2011, the Family Interests controlled 13,442,187 Class A votes and 187,752,220 Class B votes for an aggregate voting percentage of 56.2%. See “Election of Directors” on page 2 for a description of the Family Interests. As a result of our controlled company status, we are not required to have a majority of the Board of Directors composed of independent directors. The Board has determined that all members of our Compensation Committee, Corporate Governance and Nominating Committee and Audit Committee are independent.
The Board unanimously determined that Messrs. Anton, Cowen, Esposito, Jarrett, Ross and Stokes and Ms. Harmon are neither affiliated persons of ours, nor do they have any material relationship with us (other than their role as our director) and, therefore, qualify as independent directors within the meaning of all applicable laws and regulations, including the enhanced independence standards of the NYSE.
The enhanced independence standards of the NYSE discussed by the Corporate Governance and Nominating Committee in their review of director independence status are as follows:
A.
No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. We will identify which directors are independent and disclose these affirmative determinations.

B.	No director can be independent if the director is, or has been within the last three years, our employee.

C.	No director can be independent whose immediate family member is or has been an executive officer of ours within the last three years.

D.
No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than (a) director and committee fees, (b) compensation received by a director for former service as an interim chairman, chief executive officer or other executive officer, (c) compensation received by an immediate family member for service as our employee (other than an executive officer), and (d) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

E.	No director can be independent if:
•	the director is our internal auditor or a current partner or employee of our independent registered public accounting firm;

•	the director has an immediate family member who is our internal auditor or a current partner of our independent registered public accounting firm;

•	the director has an immediate family member who is our internal auditor or a current employee of our independent registered public accounting firm and personally works on our audit; or

•
the director or an immediate family member was within the last three years our internal auditor or a partner or employee of our independent registered public accounting firm and personally worked on our audit within that time.

F.
No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

G.
No director can be independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

In making these independence determinations, the Board considered all of the factors that automatically compromise director independence as specified in the respective independence standards of the SEC and the NYSE, including but not limited to charitable contributions to any charitable organization in which such director serves as a trustee or director, and determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond those factors that automatically compromise director independence existed between either us and/or our management and/or any of their respective affiliates or family members or otherwise between each director or any family member of such director or any entity with which director or family member of such director was employed or otherwise affiliated. For those directors for whom the Board determined there was a relationship, with respect to each of the most recent three completed fiscal years, the Board evaluated the following:
•
Payments made to a law firm where Louis Stokes is senior counsel and determined that the amount of such payments in each of the past three fiscal years was below the limits set forth in our independence standards; and

•
Charitable contributions to various non-profit organizations with which Messrs. Cowen, Esposito, Jarrett, Ross, or Ms. Harmon are affiliated and determined that the amount of the contribution to any such organization in each of the past three fiscal years was below the limits set forth in our independence standards.

The Board determined for those directors identified as independent above that any relationship that existed was not material and did not compromise that director’s independence from management. Accordingly, all of these directors are independent under SEC and NYSE requirements, as well as our own Corporate Governance Guidelines.
Communications with the Board
We have established procedures to permit confidential and anonymous (if desired) submissions to the Presiding Director regarding concerns about our conduct. Interested parties may make their concerns about us known to the independent or non-management directors by directly mailing Scott S. Cowen, the Presiding Director, a statement of concerns marked “Confidential” and addressed as follows:
Dr. Scott S. Cowen, Presiding Director
c/o General Counsel
“Confidential”
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113

Code of Legal and Ethical Conduct
We require that all directors, officers and employees adhere to our Code of Legal and Ethical Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Legal and Ethical Conduct requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity.
We require management personnel and newly hired employees to acknowledge receipt and compliance with the Code of Legal and Ethical Conduct and annually distribute the Code of Legal and Ethical Conduct to all employees to request their review and written acknowledgment of compliance. In addition, those with supervisory duties are also required to acknowledge their responsibility for both informing and monitoring compliance with the Code of Legal and Ethical Conduct on the part of employees under their supervision.
The Board adopted a Senior Financial Officers Code of Ethical Conduct as an addendum to the Code of Legal and Ethical Conduct. The Senior Financial Officers Code of Ethical Conduct formalizes the general standards of honesty, integrity and judgment that we expect of all senior financial officers. We require all senior financial officers to annually acknowledge receipt of and compliance with the Senior Financial Officers Code of Ethical Conduct.
We have implemented an anonymous hotline monitored by an external, third-party firm. Our Audit Committee has adopted a policy statement entitled “Employee Complaint Procedures for Accounting and Auditing Matters” establishing procedures to investigate complaints.
Meetings and Committees of the Board of Directors
The Board
Our Board presently consists of six independent members and nine members of the Ratner, Miller and Shafran families, including eight members of management and one non-management family member. Biographical information and information about the Board committees on which our directors serve are set forth in the “Election of Directors” section of this proxy statement. At the 2010 annual meeting of shareholders, one of our former independent directors, Jerry F. Jarrett, did not stand for re-election to the Board and ceased to be a member of the Board and all committees he served upon following such meeting. Effective October 1, 2010, Arthur F. Anton, also independent, was appointed to the Board to fill the vacancy left by Mr. Jarrett. On March 1, 2011, the Company announced that our two current Co-Chairmen, Albert B. Ratner and Samuel H. Miller, each having familial ties to the Company, will not stand for re-election to the Board, and that Charles A. Ratner will become the sole Chairman of the Board, effective on June 10, 2011.
During the fiscal year ended January 31, 2011, our Board of Directors held four regular meetings and three special meetings. All directors attended at least 75% of the aggregate of the meetings of the Board and those committees on which and during which time each independent director served, with the exception of Bruce C. Ratner, who attended 5 out of 7 Board meetings and was not a member of any committees of the Board. We have a policy that requires members of the Board to attend the annual meeting of shareholders when the annual meeting of shareholders coincides with a Board meeting. The exception to this attendance requirement is when the two meetings are not consecutively scheduled. All directors who were members of the Board at the time of the 2010 annual meeting of shareholders attended the 2010 annual meeting of shareholders.
The independent members of the Board meet in an executive session following each regularly scheduled Board meeting. Scott S. Cowen, as the appointed independent director in accordance with our Corporate Governance Guidelines, serves as Presiding Director of all of these sessions.
Committees of the Board
The Board’s policy is to conduct its specific oversight tasks through committees, with the objective of freeing the Board as a whole to focus on strategic business and risk oversight and matters that by law or good business practice require the attention of the full Board. Our Board has established three standing committees, functioning in the following areas:
•	audit and financial reporting;

•	management compensation; and

•	nominations, corporate governance and succession planning.

The table below indicates the members of each Board committee during fiscal year ended January 31, 2011 and through April 28, 2011:

Name	Audit	Compensation	Corporate Governance
and Nominating
Arthur F. Anton (1)	Member	Member
Scott S. Cowen (2)		Chairman	Member **
Michael P. Esposito, Jr.	Chairman	Member	Member
Deborah L. Harmon (3)	*	Member
Jerry V. Jarrett (4)	*	**
Stan Ross	Member	Member
Louis Stokes (5)		Member	Chairman

(1)	Mr. Anton joined the Board and was appointed to the Audit and Compensation Committees on October 1, 2010.

(2)	Dr. Cowen has served as the Compensation Committee Chairman since June 16, 2010 and served as the Chairman of the Corporate Governance and Nominating Committee through June 16, 2010.

(3)	Ms. Harmon served on the Audit Committee through October 1, 2010.

(4)
Mr. Jarrett did not stand for re-election to the Board at the 2010 annual meeting of shareholders and ceased to be a member of the Board on June 16, 2010. Mr. Jarrett served as Compensation Committee Chairman and member of the Audit Committee until June 16, 2010.

(5)	Mr. Stokes became Corporate Governance and Nominating Committee Chairman on June 16, 2010.

*	Former Committee Member

**	Former Chairman
Each of the standing committees operates under a written charter that is reviewed and recommended by the Corporate Governance and Nominating Committee and approved by the Board. The committee charters for each of the standing committees can be viewed on our website at www.forestcity.net. Each Board committee is authorized to retain outside advisors.
Audit Committee: Our Audit Committee is presently composed of three nonemployee, independent directors. The Board has determined that each member of the Audit Committee qualifies as an audit committee “financial expert” in accordance with the requirements of Section 407 of the Sarbanes-Oxley Act of 2002 and the SEC rules implementing that section. The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the following:
•	the integrity of our financial statements, including our system of internal controls, accounting controls and disclosure controls;

•	our compliance with legal, ethical and regulatory requirements including, but not limited to, the requirements of the Sarbanes-Oxley Act of 2002;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the independent registered public accounting firm and our internal audit function; and

•	production of the Audit Committee’s report, made pursuant to the Securities Exchange Act of 1934, to be included in the proxy statement relating to our annual meeting of shareholders.
The Audit Committee meets with the independent registered public accounting firm on a quarterly basis and periodically as deemed necessary. In addition, the Audit Committee has created a policy for “Employee Complaint Procedures for Accounting and Auditing Matters,” which establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Our shareholders will have the opportunity to ratify the appointment of our independent registered public accounting firm at the Annual Meeting (see “Ratification of Independent Registered Public Accounting Firm” in this proxy statement). Although this ratification is not required by law, the Board believes that shareholders should have an opportunity to express their views on the subject.
The Audit Committee met eight times during the fiscal year ended January 31, 2011.

A copy of the Audit Committee Report is included elsewhere in this proxy statement. The Audit Committee charter, as amended, is available on our website at www.forestcity.net.
Compensation Committee: Our Compensation Committee is presently composed of six nonemployee, independent directors. The Compensation Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to compensation matters by:
•	establishing and administering compensation of our executive officers and senior management;

•	reviewing, at least annually, the goals, objectives and policies of our executive compensation plans;

•	reviewing, at least annually, the succession plan for the Company and our senior executives;

•
reviewing the total compensation for the chief executive officer and the other most highly compensated individuals included in the “Summary Compensation Table” in this proxy statement as well as certain senior executive officers of important business units and subsidiaries in light of the executive compensation goals and objectives;

•	administering our equity and other incentive plans and approving all awards under such plans for our executive officers;

•
in accordance with federal securities laws, reviewing the Compensation Discussion & Analysis prepared by our management and recommending the inclusion of such disclosure in the proxy statement relating to our annual meeting of shareholders;

•	periodically reviewing and providing guidance pertaining to benefits strategy and/or plans;

•	assisting the Board in monitoring and oversight of administrative responsibilities associated with benefit plans, which have been delegated to Company management; and

•	annually reviewing and approving the Company’s salary increase budget.
The Compensation Committee also annually evaluates the performance of our chief executive officer based on objective and subjective criteria, including an assessment of business performance, accomplishment of long-term strategic objectives, and management development. See the “Compensation Committee Report” and “Compensation Discussion & Analysis – Independent Oversight of the Executive Compensation Program” sections in this proxy statement for additional information about the Compensation Committee and its activities, including information about its policies and procedures for the consideration and determination of executive compensation.
The Compensation Committee met five times during the fiscal year ended January 31, 2011.
A copy of the Compensation Committee Report is included in this proxy statement following the “Compensation Discussion & Analysis” section. The Compensation Committee charter, as amended, is available on our website at www.forestcity.net.
Corporate Governance and Nominating Committee: Our Corporate Governance and Nominating Committee is composed of three nonemployee, independent directors. The Corporate Governance and Nominating Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to corporate governance matters, including the composition of the Board. As part of its responsibilities, the committee considers and makes recommendations to the full Board with respect to the following matters:
•	identifying individuals qualified to become Board members and the director nominees for the next annual meeting of shareholders;

•	director nominees for each committee;

•	our organizational and governance structure, including developing and recommending to the Board the Corporate Governance Guidelines applicable to us;

•	our Code of Legal and Ethical Conduct;

•	appropriate procedures for the succession planning for our senior executive officer positions;

•	appropriate procedures to evaluate the performance of our chief executive officer;

•	evaluation of the Board and its committees;

•	nonemployee Board member compensation and stock ownership requirements;

•	determination of which members of senior management qualify as officers subject to Section 16 of the Securities Exchange Act of 1934;

•	related party transactions; and

•	the Audit Committee “financial expert” and the “financial literacy” of the Audit Committee members.
The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. The Corporate Governance and Nominating Committee may consider candidates recommended by shareholders, as well as from other sources, such as current directors or officers, professional search firms or other appropriate sources. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors, and the Corporate Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.
Third party consultants may be retained from time to time to identify potential candidates, but any such retention will be made directly by the Corporate Governance and Nominating Committee. If retained, third party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the committee in accordance with criteria furnished by the committee. On occasion, at the request of the chairman of the committee, third party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the committee.
Our Corporate Governance Guidelines contain Board membership criteria that apply to the Corporate Governance and Nominating Committee’s recommended nominees for a position on our Board of Directors. Under these criteria, members of the Board shall demonstrate the qualities of integrity and high ethical standards, have the ability to communicate clearly and persuasively, express opinions, raise questions and make informed, independent judgments. A director shall possess knowledge, experience and skills in a minimum of one specialty area, such as: knowledge of the real estate industry (development, management, operations, marketing, competition, etc.); accounting and finance; corporate management; strategic planning; and international, legal or governmental expertise. Other qualifications include diversity in gender, ethnic background, geographic origin or personal and professional experience. The willingness and ability to work with other members of our Board of Directors in an open and constructive manner and the ability to devote sufficient time to prepare for and attend Board meetings are required. Service on other boards of public companies should be limited to no more than three or four, subject to the Board of Directors’ review.
To submit a recommendation to the Corporate Governance and Nominating Committee for a director candidate to be considered for nomination at the 2012 annual meeting of shareholders, a shareholder must submit the requisite information listed below in writing and addressed as follows:
Chairman, Corporate Governance and Nominating Committee
c/o General Counsel
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113
The written recommendation of a director candidate to be considered for nomination must include the following information:
•	the name, age, business address and residence of the person recommended as a director candidate;

•	the principal occupation or employment of the person;

•
any information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

•	the name and record address of the nominating shareholder;

•	the number of shares and class of common stock beneficially owned, for at least one year, by the nominating shareholder; and

•	a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.
A holder of Class A Common Stock may only nominate a director to serve as a Class A director. Similarly, a holder of Class B Common Stock may only nominate a director to serve as a Class B director.
In order for a director candidate to be considered for nomination at our annual meeting of shareholders, the recommendation must be received by the Corporate Governance and Nominating Committee at least 90 calendar days prior to the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.
The Corporate Governance and Nominating Committee met five times during the fiscal year ended January 31, 2011.
The Corporate Governance and Nominating Committee charter, as amended, is available on our website at www.forestcity.net.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board of Directors consists entirely of nonemployee, independent directors. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries, and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this proxy statement.
Compensation Discussion & Analysis
Executive Summary
We are a real estate company principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. We were founded in 1920 and have been publicly-traded since 1960. Headquartered in Cleveland, Ohio, we have offices throughout the United States and in London, England. As of January 31, 2011, we had approximately $11.8 billion in consolidated assets, 2,917 employees, annual revenues of $1.2 billion, and an equity market capitalization of $2.8 billion.
We attribute much of our long-term success to our highly talented and experienced employees and our core values: integrity and openness in dealings with all stakeholders; creativity and an entrepreneurial spirit; teamwork; diversity and community involvement; sustainability; and long-term value creation through a high-performance culture. Our executive compensation program is intended to support these values, reinforce our culture and drive long-term growth and value creation. The following discussion summarizes our executive compensation program’s key objectives and primary components.

We designed our executive compensation program to meet the needs of our Company, our shareholders and our employees, and with the intent of achieving the following key objectives:
• To focus senior management on key business objectives as reflected in our annual business plan and strategic plan that support our ultimate objective of maximizing long-term shareholder value.
• To attract and retain highly talented employees to lead our continued growth and success and to reward them for their contributions toward that success.
• To provide competitive pay that is driven by performance and is closely aligned with the interests of our shareholders.
• To avoid encouraging unnecessary or excessive risk-taking.

In order to achieve these objectives, our executive compensation program includes the following primary components:
• Competitive base salaries reflective of each executive’s responsibility level and individual performance over time.	• Performance-based annual incentives that are tied to the attainment of specified business objectives at the corporate, business unit, and/or individual levels.
• Long-term incentives linked to strategic goals and long-term shareholder value creation.	• Benefits that meet the needs of our employees and their families at a reasonable shared cost.

Despite a difficult economic environment, we improved our operating performance during the last completed fiscal year. As described in our Annual Report on Form 10-K, our fiscal 2010 financial results generally improved relative to our fiscal 2009 results. The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating the Company’s performance and which we consider when making compensation decisions:

Key Metric	Fiscal Year 2010	Fiscal Year 2009	Percentage Change
Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”)	$309,875,000	$301,106,000	2.9%
EBDT per Share	$1.59	$2.00	(20.5)%
Comparable Net Operating Income (“NOI”) from Real Estate Groups – pro-rata consolidation	$621,325,000	$608,453,000	2.1%
Stock Price – per Class A share at fiscal year-end	$16.91	$11.31	49.5%

EBDT and Comparable NOI are non-Generally Accepted Accounting Principles (“GAAP”) measures that we believe provide our investors with additional information about our core businesses necessary to understand our operating results. EBDT is defined as net earnings excluding the following items:
•	Gain (loss) on disposition of rental properties, divisions and other investments (net of tax);

•	The adjustment to recognize rental revenues and rental expense using the straight-line method;

•	Non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes;

•	Preferred payment which is classified as non-controlling interest expense on our Consolidated Statement of Operations;

•	Impairment of real estate (net of tax);

•	Extraordinary items (net of tax); and

•	Cumulative or retrospective effect of change in accounting principle (net of tax).
Our 2010 EBDT per Share results were impacted by convertible preferred shares issued during 2010 and additional common shares issued during 2009 and 2010 as we raised additional capital.
Comparable NOI from Real Estate Groups is defined as NOI from properties opened and operated in the years ending January 31, 2011 and 2010. Management analyzes property NOI using the pro-rata consolidation method because it provides operating data at our ownership share, and we publicly disclose and discuss our performance using this method of consolidation to complement our GAAP disclosures. NOI is defined as:
•	Revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation, amortization and amortization of mortgage procurement costs for non-real estate groups);

•	Plus interest income;

•	Plus equity in earnings (loss) of unconsolidated entities (excluding gain on disposition and impairment of unconsolidated entities); and

•	Plus depreciation and amortization of unconsolidated entities.

Major actions taken with respect to our compensation programs
The following summarizes major actions taken by the Compensation Committee with respect to our executive compensation program during 2010. During the past year, the Compensation Committee took several steps to: ensure our compensation programs remain competitive and aligned with business goals; preserve the tax deductibility of certain payments to executives; and adopt additional policies to further strengthen our existing governance practices. Further discussion of each change is provided throughout this Compensation Discussion & Analysis (“CD&A”):
•
In early 2010, the Compensation Committee approved the use of a different approach in determining any awards to be earned under the executive version of the Short-Term Incentive Plan (“STIP”). We made this change to ensure any payments earned continue to qualify as performance-based compensation under Internal Revenue Code Section 162(m) (“Section 162(m)”). The Compensation Committee approved the use of a measure that will provide any eligible executive with a 2010 STIP award based on 1% of the excess of EBDT over $200 million for the performance period, but not to exceed $1.0 million. The Compensation Committee can apply negative discretion in determining the amounts, if any, to be earned by each executive eligible under the STIP and may consider other qualitative and/or quantitative factors in determining these awards. When assessing the amount of any award earned by each executive during 2010, the Compensation Committee also considered target award amounts for comparable executive jobs in the real estate, and where applicable, general industry using data provided by Mercer Human Resources Consulting (“Mercer”). Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Robert G. O’Brien and David J. LaRue (our “Named Executive Officers”) are participants in the executive version of the STIP. The amounts paid under the STIP to our Named Executive Officers for the 2010 performance period and the criteria used by the Compensation Committee in determining each award amount, is discussed in the “Short-Term Incentives” portion of the “Components of the Executive Compensation Program” section of this CD&A.

•
In light of the economic climate and business conditions, the Compensation Committee in 2009 began to assess whether the cash-based Long-Term Incentive Plan (“LTIP”) goals for the 2008 – 2011 performance cycle (“2008 – 2011 Cash LTIP”) were still relevant and attainable. As a result of this assessment, in early 2010, the Compensation Committee approved the establishment of a new two-year performance cycle under the cash-based LTIP (“2010 – 2011 Cash LTIP”) for certain executives including all of our Named Executive Officers. The Committee adopted a new two-year performance cycle in support of our goal to pay our Named Executive Officers competitively and in alignment with revised business objectives. This cycle coincides with a revised strategic planning period encompassing fiscal years 2010 and 2011. In light of economic and business conditions at the time, and our desire to qualify any payments earned under the cash-based LTIP as performance-based under Section 162(m), the Compensation Committee approved an award amount for each of these executives that would be equivalent to 1% of the excess of cumulative EBDT over $400 million for the performance period, but not to exceed $2.0 million per executive, and subject to the Compensation Committee’s exercise of negative discretion in determining any final award earned. The actual amounts, if any, earned by each eligible executive will be based on achievement of the aforementioned cumulative EBDT goal and may take certain other qualitative and/or quantitative factors as determined by the Compensation Committee, into account. When assessing the amount of any award earned by each executive, the Compensation Committee will also consider target award amounts for comparable executive jobs in the real estate, and where applicable, general industry using data provided by Mercer.

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During 2008, the Compensation Committee approved the use of a value-based approach to granting shares to LTIP participants under the Forest City Enterprises, Inc. 1994 Stock Plan, as amended and restated (“Stock Plan”). Given the significant decline in our share price beginning in late 2008 and continuing into 2009, and the limited number of shares available for grant under the Stock Plan, we did not grant similar share values in 2009 or 2010. The number of shares granted to Named Executive Officers in 2010 represented approximately 80% of the targeted dollar value called for under our LTIP. This represented a run rate (defined as total shares issued divided by total common shares outstanding) of approximately 0.75%. In determining the total amount of shares granted, the Compensation Committee considered the number of remaining shares available under the Stock Plan, the current stock price and management’s outlook on business and economic conditions at the time, and concluded a reduced equity award value was appropriate for 2010 as it had been for 2009.

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Similar to the cash-based LTIP and in light of the economic climate and business conditions, in early 2010, the Compensation Committee considered whether an additional two-year grant opportunity for performance shares was appropriate for our Named Executive Officers and select other senior executives. The 2008 – 2011 performance share grant opportunity was based on our strategic plan at the time using the measures under the 2008 – 2011 Cash LTIP. The Compensation Committee in early 2010 concluded that an additional award opportunity would be appropriate in light of these changes in business conditions and an assessment as to whether the original goals were still relevant and attainable. However, in lieu of a new two-year performance share grant opportunity, the Compensation Committee for 2010 approved the conversion of 80% of an annualized equivalent target performance share grant opportunity into the form of additional options and restricted shares for our Named Executive Officers. In making this decision, we considered the accounting treatment and tax deductibility of any additional performance share awards along with the retentive value of a two-year performance period and concluded at the time that a shift toward a mix of options and restricted shares, which vest over four years, was more appropriate for the 2010 grants.

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At the annual meeting in June 2010, the Board sought and received approval from shareholders to increase the total number of shares available for issuance under the Forest City Enterprises, Inc. Stock Plan (the “Stock Plan”). The total number of shares available for issuance under the Stock Plan increased from 12,750,000 to 16,750,000. Of these shares, the total number of full value shares (e.g., restricted stock, performance shares) available for issuance increased to 5,400,000. In recommending these share increases management and the Board considered the current stock price and LTIP design target values, as well as the level of acceptable three-year run rates as determined by Institutional Shareholder Services for the real estate industry. Given current share prices and LTIP design, we project the increase in available shares under the Stock Plan will be sufficient to meet our needs for the next four years.

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The Compensation Committee approved an Executive Officer Stock Ownership Requirement Policy (“Ownership Policy”) effective July 2010 that pertains to select senior executives, including our Named Executive Officers. In adopting the Ownership Policy, the Compensation Committee decided it was appropriate and necessary to have executives’ interests more closely aligned with those of the shareholders. The Compensation Committee also considered benchmarking data which showed an increased prevalence of such stock ownership policy requirements. The Ownership Policy requires covered executives including our Named Executive Officers, depending on their position, to attain a one to five times current base pay ownership level in company stock. The ownership requirement must be met by the fifth anniversary of the adoption of the Ownership Policy, or July 1, 2015. The Ownership Policy is discussed in further detail under the “Additional Executive Compensation Policies” section of this CD&A.

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In December, 2010 the Compensation Committee approved the adoption of a Clawback Policy which applies to certain senior executives of the Company, including our Named Executive Officers. The Clawback Policy was approved by the Compensation Committee with the understanding that it may need to be revised in the future to conform to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), once the SEC provides final guidance, expected sometime in 2011. The Clawback Policy is discussed in further detail under the “Additional Executive Compensation Policies” section of this CD&A.

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The Audit, Compensation and Corporate Governance and Nominating Committees collectively reviewed the results of a risk analysis during early 2011 and concluded our compensation programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination the three committees used a compensation risk scorecard to evaluate our programs relative to a number of risk factors including pay mix, performance goals, metrics and targets, external reference to peers and market practices, use of appropriate checks and balances and adherence to governance best practices. The risk assessment is discussed in further detail under the “Plan Design as it Pertains to Risk” section of this CD&A.

We encourage you to read this CD&A for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2010 compensation of our Named Executive Officers.
Independent Oversight of the Executive Compensation Program
The Compensation Committee of the Board of Directors administers our executive compensation program. The current members of the Committee are Scott S. Cowen (Chairman), Arthur F. Anton, Michael P. Esposito, Jr., Deborah L. Harmon, Stan Ross, and Louis Stokes. All members of the Compensation Committee are “outside directors” as defined under Section 162(m), are “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 as amended, and qualify as “independent directors” under the New York Stock Exchange (“NYSE”) listing standards. Another independent director, Jerry V. Jarrett, served as Chairman of the Compensation Committee until he ceased to be a member of the Board on June 16, 2010.
In reviewing and designing the various components of our executive compensation program, the Compensation Committee periodically draws upon the expertise of our Chief Executive Officer and Executive Vice President, Human Resources who typically attend the Compensation Committee meetings as well as external consultants. Our CEO provides advice and counsel to the Compensation Committee regarding alignment of performance measures under our STIP and our LTIP relative to our annual business and strategic plans, may discuss the performance of key executives, including Named Executive Officers, who report to him in the determination of their incentive awards as well as any merit increases or pay adjustments, offers guidance and recommendations on succession and management planning activities and discusses the impact of design of our incentive programs (including equity awards) on our ability to attract and retain key personnel. Our EVP, Human Resources provides information pertaining to our compensation programs and in connection with succession planning reviews. Our Chief Financial Officer, who attended the Compensation Committee meetings during fiscal year 2010 as requested, periodically provides an accounting and analysis of the financial results of performance measures under the STIP and the LTIP. Our Chief Operating Officer also attended the Compensation Committee meetings as requested and addressed questions from the Compensation Committee regarding the execution of our business plans. The Compensation Committee meets in executive session when discussing the compensation of the CEO.

The Compensation Committee has the authority to retain, terminate, and approve fees for any compensation consultant used to assist in the evaluation of compensation for executive officers and other senior management employees. It may also obtain advice and assistance from internal or external legal, accounting, or other advisors.
During 2010, the Compensation Committee retained Mercer to provide guidance on various aspects of our executive compensation program including: a review of our overall compensation program design and potential modifications given economic and business conditions; recommendations and design modifications regarding the STIP and the LTIP; a review of enhanced disclosure requirements resulting from regulatory changes; a review of pay levels for key executives; and benchmarking of competitive trends. Mercer met with the Compensation Committee in September 2010, discussed these topics with executive management, and provided summary information to the Compensation Committee during the year. In addition to these consulting services, we purchased a standard benchmark survey product pertaining to non-executive compensation from Mercer during 2010. During the year, Mercer acquired Innovative Process Administration, a vendor we use for administrative services associated with our annual benefits enrollment for our general associate population.
The Compensation Committee periodically obtains ongoing legal and compensation design guidance and information from other sources, including publications from various consulting firms.
Our management is responsible for the preparation of this CD&A.
Executive Compensation Core Principles
We continue to use a set of core principles as outlined below, to guide the development and use of specific compensation elements. Our executive compensation program is designed to reinforce key business objectives and our core values. Performance goals under the STIP and the LTIP are linked to our annual business plan and strategic plans, with an emphasis on long-term shareholder value creation.
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Pay for Performance alignment: This principle is a critical component of our longstanding compensation philosophy. Our executive compensation program emphasizes variable incentive pay tied to challenging performance goals, with no awards earned for results below designated levels. Senior executives and managers can earn significant incentive awards when outstanding Company, business unit and/or individual performance results are achieved and little or no awards when performance is below expected levels.

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A majority of pay for top executives should be performance contingent and tied to multiple time periods: Our executive compensation program promotes a pay for performance orientation, consistent with our high-performance culture, through the emphasis on incentive compensation. We provide incentive award opportunities to our Named Executive Officers. Awards earned under the STIP are tied to our annual business plan and structured to maximize the tax deductibility of any payments to Named Executive Officers, with the Compensation Committee taking Company, business unit and individual performance along with target award levels provided by Mercer, into account when determining any amounts earned. Similarly, the LTIP consists of multiple components tied to long-term value creation. Awards under the cash-based portion of the LTIP will only be earned if the Compensation Committee deems performance over a multi-year period of up to four years (generally consistent with our strategic planning cycle) warrants. Stock option awards under the LTIP will only have long-term value if our stock price appreciates between the time of grant and the time of exercise. Similarly, any performance share awards will only be earned if certain levels of performance are met. Actual pay levels will vary with our performance results.

The following chart illustrates the percentage of the target 2010 annualized equivalent total direct compensation opportunity (defined as base salary plus short-term and long-term incentives) for our Named Executive Officers. Benefits are excluded from the chart below since no formal target levels typically exist for these programs. As illustrated, approximately 40% to 50% of target total direct compensation is tied to long-term performance with roughly a quarter tied to annual business results. Overall, at least two-thirds of target total direct compensation is “at risk” or not guaranteed pay, since it is tied to performance.

As noted in the “Components of the Executive Compensation Program – Long-Term Incentives” section of this CD&A, because of their substantial equity ownership interests, the percentage of total direct compensation attributable to long-term incentives for Charles A. Ratner, James A. Ratner and Ronald A. Ratner is less than for our other Named Executive Officers.

The target mix of compensation has been in place since the 2008 fiscal year and was derived based on benchmarking data and recommendations from Mercer, which revalidated the mix and its appropriateness during a 2010 review of our pay practices. However, as noted earlier in this CD&A and in each section that follows, the actual amounts earned by each of our Named Executive Officers will vary based on Company, business unit and/or individual performance. Additionally, due to changes in the market value of our shares during the past two years coupled with share availability constraints under our Stock Plan, the Compensation Committee in 2010 approved short-term adjustments to the number of shares granted. Not reflected in the target amounts shown above are non-recurring bonuses or special equity awards granted to our Named Executive Officers. The “Short-Term Incentives” and “Equity” sections discussed later in this CD&A contain further discussion regarding these awards.

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Long-term incentives are emphasized to align executive and shareholder interests: As illustrated above, our executive compensation program places greater emphasis on long-term incentives as compared with short-term incentives, to focus senior management on long-term strategic goals and shareholder value creation. We currently use a combination of equity-based and cash-based long-term award vehicles to minimize potential shareholder dilution resulting from the sole use of equity plans.

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Total compensation should be fair, competitive and communicated: We operate in a highly competitive industry and must ensure that our executive compensation program allows us to attract and retain senior management talent for continued growth and success. Pay levels are periodically reviewed to determine if they are externally competitive and internally equitable. During 2010, Mercer benchmarked the total targeted and actual compensation levels earned by our Named Executive Officers using peer group proxy information and data from a number of surveys. We provide annual notification to participants of performance goals and corresponding award opportunities for the incentive compensation plans.

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Our executive compensation program should not encourage the taking of excessive risks that could be detrimental to the interests of our shareholders: Our use of short-term and long-term incentives, the award of different types of equity compensation and the use of different performance criteria do not encourage our Named Executive Officers and other senior executives to take unreasonable risks relating to our business. As noted earlier in this document, our Audit, Compensation, and Corporate Governance and Nominating Committees believe our compensation program elements do not encourage inappropriate risk taking since overall pay is appropriately balanced between various components as outlined in the “Components of the Executive Compensation Program” section of this CD&A.

Target Executive Officer Pay Levels and Relevant Employment Market
We use targeted pay levels to reinforce core principles and key objectives under our executive compensation program.
Base salaries and short-term incentives are targeted competitively to attract and retain talented and experienced executives. In the past, long-term incentives were targeted above the market median, reinforcing our focus on challenging long-term strategic goals and shareholder value creation and to facilitate the attraction and retention of talented senior executives and managers. As noted earlier in this CD&A, due to constraints in the number of available shares and the use of a run rate cap, Named Executive Officers were provided with somewhat less equity value than called for under our LTIP program’s targets in 2010 and 2009.
Due to the emphasis on performance-based incentive compensation, actual total direct pay can be above or below targeted levels based on our actual versus planned performance results and level of stock price appreciation. For example, total direct compensation may be at or above the market 75th percentile when we achieve superior performance results, or well below the market median when goals are not met.
Relevant Employment Market for Executive Officers: The relevant employment market for executives is national and includes diversified real estate organizations, including publicly-traded and privately-held companies, with equity market capitalizations and/or total assets comparable to ours. Because we operate in 27 states and the District of Columbia, we consider geographic pay differentials when establishing base salaries for our Named Executive Officers and other senior executives and managers, as applicable.
In assessing pay competitiveness for our executive officers, we review published compensation surveys for the real estate industry (reflecting data for both public and private companies), including: the National Association of Real Estate Investment Trusts (NAREIT) Compensation Survey, the National Multi-Housing Council’s National Apartment Survey, the CEL & Associates National Real Estate Compensation and Benefits Survey, and Mercer’s Real Estate Compensation Survey and U.S. Benchmark Database. We use the survey data as a guide to benchmark the pay practices and levels for our executives relative to jobs with similar duties as described in the surveys. We review base salary, short-term and long-term incentive opportunities to determine if our pay practices remain in line with our overall executive pay strategy and key objectives. In addition, Mercer reviewed proxy-statement pay data for a designated group of publicly-traded industry peers as referenced below. We use all this information to compare base salary levels, review annual and long-term incentive opportunities and set compensation levels for our Named Executive Officers.
We periodically review the companies in our peer group for their similarity in sales, asset size and/or market capitalization. Given that we have diversified real estate holdings, we give significant consideration to ensure the peer companies chosen represent a cross-section of the industry including land as well as retail, office and residential development and management companies. Peer group companies in the most recent review consisted of: AMB Property Corporation, Apartment Investment and Management Company, AvalonBay Communities, Inc., Boston Properties, Inc., Brookfield Properties Corporation, CBL & Associates Properties, Inc., Cousins Properties, Incorporated, Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Residential, General Growth Properties, Inc., Kimco Realty Corporation, Liberty Property Trust, Macerich Company, Simon Property Group, Inc., SL Green Realty Corp., St. Joe Company, Taubman Centers, Inc., UDR, Inc. and Vornado Realty Trust.

Components of the Executive Compensation Program
The table below provides a general overview of the primary components of our total rewards strategy within our executive compensation program. A more detailed description for each component follows.

Compensation Component	Component Objective	Paid in	Performance Linkage
Base Salary – Direct Compensation	Provide fixed income stream commensurate with level of responsibility, experience and individual performance	Cash	Partially linked (merit increases tied to performance)
Short-Term Incentives – Direct Compensation	Align pay with achievement of short- term performance goals in support of annual business plan and strategic goals	Cash	Highly linked
Long-Term Incentives – Direct Compensation	Align pay with achievement of longer- term strategic goals and shareholder value creation, enhance retention of senior management, facilitate stock ownership	Cash Equity Compensation • Stock Options • Performance Shares • Restricted Stock	Highly linked
Benefits & Perquisites – Indirect Compensation	Provide for health, welfare and retirement needs	Health Care Life and Disability Retirement Plans Perquisites	Minimally or not linked

As noted in the descriptions of each component of our executive compensation program that follow, actual awards earned could differ from the annualized target levels.
Base Salary: Base salary is reflective of each executive’s level of responsibility, experience, individual performance and contributions to our overall success. It also impacts annual and long-term incentive award opportunities that are expressed as a percentage of base salary.
Base salaries are targeted competitively consistent with our overall compensation philosophy and may be adjusted for senior executives and management within certain high cost of living locations (such as New York and California) to reflect geographic pay differentials. We do not apply geographic pay differentials to targeted pay levels for employees within our Cleveland headquarters, including our Named Executive Officers. Actual salaries may be above or below the targeted level, based on each executive’s level of experience and performance.
In determining base salary levels for executive officers other than the CEO, the Compensation Committee considers:
•	Pay practices of comparable real estate organizations;
•	CEO recommendations; and
•	An assessment of each executive’s contributions towards our success.
The CEO’s base salary is determined by examining pay practices at comparable real estate companies and based on his overall performance relative to objectives. Consistent with their employment agreements, base salary amounts for certain Named Executive Officers in 2010 were unchanged from the previous fiscal year-end as follows: Charles A. Ratner, $500,000; James A. Ratner, $450,000; and Ronald A. Ratner, $450,000. Based on benchmarking data, base salaries for Robert G. O’Brien and David J. LaRue were each increased to $500,000 effective in late January 2010. Robert G. O’Brien’s salary adjustment was based on market data using various salary surveys and peer group proxy information for his position as our Executive Vice President and CFO. David J. LaRue was named our Chief Operating Officer in March 2010 and the increase in his base salary reflected his new responsibilities.

Short-Term Incentives: Named Executive Officers and other eligible senior executives and managers participate in the STIP. The STIP’s primary objective is to motivate senior executives and managers to achieve specified business objectives over the short-term that lead to long-term value creation. Actual awards earned, if any, can be considerably above or below target levels based on our actual versus planned performance.
Our CEO, in consultation with other members of the senior management team, recommends a performance level that must be achieved for any payment to be earned under the STIP. For 2010, the maximum award under the STIP that could be earned by each Named Executive Officer was 1% of the excess of EBDT over $200 million, up to $1.0 million. Assuming this level is attained, the Compensation Committee then can exercise negative discretion to reduce the final award earned for each eligible executive officer, including our Named Executive Officers. As noted throughout this document, we made this change in the formula for the 2010 STIP to ensure any payments would qualify as performance-based compensation under Section 162(m).
Actual EBDT for 2010 was $309.9 million resulting in a maximum allowable award of $1.0 million for each executive. However, the actual awards were determined by the Compensation Committee which took a number of factors into consideration in determining the amounts earned by each executive.
The Compensation Committee exercised discretion to reduce the maximum amount of award that could be paid to each Named Executive Officer for 2010. In exercising their discretion to determine each Named Executive Officer’s award under the STIP, the Compensation Committee also considered the following overall factors:
•	The benchmark percentage of pay target at the beginning of the performance period was 80% for each Named Executive Officer;
•	Historically, the maximum award opportunity under the STIP has been 200% of the target award amount;
•	Our overall financial results, including that our:
o	EBDT per share was $1.59 or 20.5% lower than 2009 levels;

o	Actual EBDT was $309.9 million or 2.9% higher than for the previous fiscal year; and

o	Comparable NOI from Real Estate groups was $621.3 million or 2.1% higher than 2009 results; and
•	Significant progress was made in crafting our new four-year strategic plan which begins in 2012.
In determining Charles A. Ratner’s STIP award, the Compensation Committee:
•	Placed significant emphasis on overall business results as noted above in his capacity as President and CEO of the Company;
•	Considered Mr. Ratner’s role in helping secure additional financing during the year and in deleveraging our balance sheet;
•	Noted the Company’s ability to overcome significant legal and financial obstacles during the year to break ground on the Atlantic Yards development in New York;
•	Took into the account the role Mr. Ratner’s leadership played in steering the organization during very difficult economic times and progress toward succession planning goals; and
•	His leadership during the 2012 – 2015 strategic planning process.
The Compensation Committee alone determines awards payable under the STIP to the President and CEO. In determining the STIP Award amounts for the other Named Executive Officers, the Compensation Committee weighed recommendations by our President and CEO, regarding their performance.
James A. Ratner’s 2010 STIP award was determined taking into account his accomplishments as Chairman, President and CEO of the Commercial Development Group and after consideration of the following factors:
•	The results from his oversight of the Commercial Business Unit and our international development efforts;
•	His successful leadership efforts to open two retail shopping centers, one in Florida and another in New York;

•	His partnering role in effectively dealing with commercial property mortgage maturities; and
•	His leadership during the 2012 – 2015 strategic planning process.
As President and CEO of Forest City’s Residential Group, Ronald A. Ratner’s STIP award amount was determined by the Compensation Committee after consideration of the following factors:
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His successful leadership efforts which resulted in Forest City Military Communities entering into exclusive negotiations to privatize military housing at four bases in the southeastern United States which will result in an end state of approximately 2,185 units;

•	His primary oversight role for the Presidio Landmark project which opened during the 2010 fiscal year;
•	His leadership efforts in commencing construction of an apartment community at The Yards, our mixed use project in Washington D.C.; and
•	His leadership during the 2012 – 2015 strategic planning process.
Robert G. O’Brien’s 2010 STIP award amount was determined by the Compensation Committee after taking the following factors into account in his capacity as our EVP and Chief Financial Officer:
•	Our Company closing on transactions totaling over $1 billion in non-recourse mortgage financings;
•	His efforts to significantly improve our capital position and development of a strategy to improve our balance sheet which included his leadership with regard to:
o	March 2010 debt and equity transactions resulting in $200 million in capital raised;

o	An open market purchase of $19 million in senior notes;

o	A privately negotiated exchange of $110 million in convertible senior notes to Class A Common Stock; and

o	Successful orchestration of a new three-year revolving credit facility;
•	His continuing efforts to cultivate and maintain effective relationships with the investor community;
•	His leadership during the 2012 – 2015 strategic planning process; and
•	His initiation and leadership over our enterprise risk management activities.
In determining the 2010 STIP award for our EVP and Chief Operating Officer, David J. LaRue, the Committee considered the following factors:
•	His oversight efforts which led to top quartile performance of our operating portfolio across each of our product classifications;
•	His leadership in appropriately raising cash and boosting our overall liquidity through selective sales of properties;
•	His work in rationalizing our development efforts and reducing pipeline risk;
•	His leadership during the 2012 – 2015 strategic planning process;
•	His progress in building relationships with the investor community; and
•	His assumption of a lead role in our enterprise risk management activities.

The actual award amounts earned by each Named Executive Officer under the STIP for 2010 and approved by the Compensation Committee were as follows:

Named Executive Officer	2010 STIP Award Earned	2010 STIP Award as a Percentage of Base Salary
Charles A. Ratner	$410,000	82%
James A. Ratner	$415,000	92%
Ronald A. Ratner	$415,000	92%
Robert G. O’Brien	$430,000	86%
David J. LaRue	$430,000	86%

In May 2010, we paid discretionary bonuses to our Named Executive Officers for their critical leadership in achieving significant increases in the Company’s liquidity and for improved balance sheet metrics. At the time, these increases included capital markets transactions in excess of $600 million, the restructuring and extension of our revolving line of credit, and property sales and joint venture transactions resulting in over $250 million of increased liquidity. The amounts paid in the form of cash were as follows: Charles A. Ratner, $162,500; James A. Ratner, $150,000; Ronald A. Ratner, $150,000; Robert G. O’Brien, $325,000; and David J. LaRue, $150,000.
Long-Term Incentives: Our long-term incentives align pay with long-term strategic goals and shareholder value creation. They also enhance our retention of senior executives and managers, and facilitate stock ownership. Our long-term incentives consist primarily of two components: cash awards, and equity provided primarily through the use of stock options, restricted stock and/or performance shares.
Our Named Executive Officers and other senior executives and managers are currently eligible to receive long-term incentives. Under the LTIP, most equity awards are granted annually while cash award opportunities are generally provided over a multi-year time frame to coincide with our strategic planning cycle. This promotes a balanced focus on objectives under the strategic plan in support of long-term value creation.
In determining award levels for Named Executive Officers, the Compensation Committee gives consideration to competitive market practice, employee responsibility level, and internal equity.
Based on a comprehensive competitive benchmarking study conducted by Mercer in early 2008, the annualized LTIP for Robert G. O’Brien and David J. LaRue was targeted at 180% of base salary. Given their substantial equity ownership interests, the target total annualized LTIP levels for Charles A. Ratner, James A. Ratner and Ronald A. Ratner were maintained at 120%.
The current annualized targeted mix of LTIP awards for each of our Named Executive Officers is one-third in the form of stock options, one-third in terms of annualized equivalent performance shares and one-third in an annualized equivalent cash award opportunity. Actual awards earned, if any, can be considerably above or below target levels based on our actual versus planned performance relative to strategic goals and stock price appreciation. As noted earlier in this document, due to recent changes in the valuations of our common stock and the limited availability of shares under our Stock Plan, the value of the shares issued under the LTIP to each Named Executive Officer in 2010 was below the targeted levels approved under the LTIP. This is discussed further in this section of the CD&A under “Equity”.

	Target Annual Award Equivalent
					Percentage in the
					form of annualized
			Percentage in the		equivalent Cash
			form of annualized		LTIP (paid once at
		Percentage in the	equivalent	Percentage in the	the end of the
	Total LTIP Award	form of Stock	Performance	form of Restricted	performance
Named Executive Officer	Percentage	Options	Shares	Stock	period)
Charles A. Ratner	120%	40%	40%	0%	40%
James A. Ratner	120%	40%	40%	0%	40%
Ronald A. Ratner	120%	40%	40%	0%	40%
Robert G. O’Brien	180%	60%	60%	0%	60%
David J. LaRue	180%	60%	60%	0%	60%

Cash
Our Named Executive Officers participate in the cash-based portion of the LTIP with award levels ranging from between 0% to 175% of targeted levels based on performance results of the Company over a related performance period. The 2008 – 2011 Cash LTIP performance cycle for Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Robert G. O’Brien and David J. LaRue began effective May 1, 2008 and will run through January 31, 2012. The performance period that began in May 2008 for our Named Executive Officers was driven by our desire to qualify any payments earned as performance-based compensation as defined under Section 162(m). Since the performance targets were established after the end of our first fiscal quarter of 2008, we chose, with Compensation Committee approval, to have the performance period begin in the second fiscal quarter. For the 2008 – 2011 Cash LTIP performance period we based awards on corporate and/or business unit performance goals.
Performance goals for these opportunities were derived from our strategic plan at the time. Executives are eligible to earn an incentive that accrues toward a single payment at the end of each performance period, provided the performance objectives are met. For example, the annual cash-based LTIP accrual for the CEO is targeted at 40% of his base salary or 160% of his average base salary over the performance cycle. James A. Ratner’s and Ronald A. Ratner’s 2008 – 2011 Cash LTIP award opportunity is based in part on the Total Return performance for their respective business units, Commercial and Residential, for which they are Chief Executive Officers. Similarly, David J. LaRue’s 2008 – 2011 Cash LTIP award opportunity is based in part on the Total Return performance for the Commercial Business Unit, for which he previously was President.
The cumulative total target, threshold and maximum award opportunities under the 2008 – 2011 Cash LTIP are shown below for the performance periods ending January 31, 2012. The corresponding dollar amounts for total target, threshold and maximum awards are shown under the Grants of Plan-Based Awards table under the Executive Compensation Tables section of this proxy statement.

	Cumulative Cash LTIP Award Opportunity expressed as a Percentage of Average Base
	Salary over the multi-year Performance Period beginning in 2008 and ending
	January 31, 2012
Named Executive Officer	Cumulative Target	Cumulative Threshold	Cumulative Maximum
Charles A. Ratner	160%	80%	280%
James A. Ratner	160%	80%	280%
Ronald A. Ratner	160%	80%	280%
Robert G. O’Brien	240%	120%	420%
David J. LaRue	240%	120%	420%

Actual awards earned under the Cash LTIP could range from 0% to 175% of target. The Compensation Committee alone, determines awards payable to the President and Chief Executive Officer. The Compensation Committee also reviews and approves awards payable to other participants, including our other Named Executive Officers.
In light of the economic climate and business conditions in 2009, the Compensation Committee began to assess whether the 2008 – 2011 Cash LTIP goals were still relevant and attainable. As a result of this assessment, in early 2010, the Compensation Committee approved the establishment of a new two-year performance cycle under the cash-based LTIP for our Named Executive Officers. This cycle coincides with a revised strategic planning period encompassing fiscal years 2010 and 2011. In light of economic and business conditions and our desire to qualify any payments earned under the cash-based portion of the LTIP as performance-based under Section 162(m), the Compensation Committee approved an award amount opportunity for each of these executives that would be equivalent to 1% of the excess of cumulative EBDT over $400 million for the performance period, but not to exceed $2.0 million, and subject to the Compensation Committee’s exercise of negative discretion in determining any final award earned. The actual amounts, if any, earned by each executive will be based on achievement of the aforementioned cumulative EBDT goal, and will take into account certain other qualitative and/or quantitative factors as determined by the Compensation Committee. In approving the new 2010 – 2011 Cash LTIP cycle, the Compensation Committee considered the following:
•
The need to more closely align the incentive opportunities for our Named Executive Officers to revised longer-term business goals as outlined in the strategic business plan. Revised goals take into account significant changes in the business and economic conditions since early 2008, when the 2008 – 2011 Cash LTIP performance period began.

•
The likelihood that the goals established several years ago for the 2008 – 2011 Cash LTIP performance period may not be achieved. However, should the goals established for the 2008 – 2011 Cash LTIP performance period be achieved in addition the performance goals under the 2010 – 2011 Cash LTIP, the Compensation Committee could still choose to apply negative discretion to either award to ensure overall pay earned is appropriate relative to levels of performance achieved and consistent with market pay conditions at the time.

•
Our desire to pay our Named Executive Officers competitively aligned with achievement of business objectives. Our overall compensation program places significant emphasis on longer-term performance in determining overall pay opportunities for Named Executive Officers, and it is unlikely that the original goals set forth under different assumptions in early 2008 for the 2008 – 2011 Cash LTIP could be achieved, thus impacting the overall potential of offering a competitive pay package.

While the two-year Cash LTIP cycle approved by the Compensation Committee for 2010 – 2011 is designed to preserve the tax deductibility of any awards earned by our Named Executive Officers, the Compensation Committee will take into account target award levels expressed as a percentage of base pay, as recommended by Mercer, when determining any award amount earned.
Equity
We typically grant equity awards under the LTIP following the release of full year earnings for the prior fiscal year. Stock options have an exercise price equal to the closing market price of our Class A Common Stock on the date of grant. The Compensation Committee has not granted options, and does not intend to grant options, with an exercise price less than the closing market price of our Class A Common Stock on the grant date, reprice options or issue options with “reload” provisions.
Equity awards may be granted to Named Executive Officers as well as other senior executives and managers of significant subsidiaries as determined by the Compensation Committee, based on an evaluation of their duties and overall performance including current and potential contributions to our success. We use different award tiers that are based on recommendations by Mercer that take into consideration market pay practices to determine the mix of equity opportunities.
Options will only have value if our stock price appreciates from the time of grant to the time of exercise. In order to enhance employee retention, stock options and any restricted stock awards typically vest over a four-year period following the date of grant as follows:
•	25% after two years;

•	another 25% after three years; and

•	the remaining 50% after four years.
Stock options granted are exercisable for up to 10 years from the date of grant to allow executives to maximize pre-tax gains and focus them on long-term shareholder value creation. For fiscal year 2010, we used the Black-Scholes option pricing model to determine the number of options granted. As discussed earlier in this document, and as shown in the table contained under “Cash” in this section of the CD&A, equity awards are expressed as a targeted annualized percentage of pay.
The amount of equity granted in 2010 represented approximately 80% of the targeted annual equivalent dollar value called for under our LTIP. In determining the total amount of shares granted, the Compensation Committee considered the number of remaining shares available under the Plan, the current stock price and management’s outlook on business and economic conditions at the time, and concluded, similar to 2009, that a reduced equity award value was appropriate for 2010. This resulted in a run rate of approximately 0.75% of total common shares outstanding.
Each of our Named Executive Officers were provided with a performance share grant opportunity during 2008 under which they were eligible to earn shares of Class A Common Stock based on the performance of our Company over a three and three-quarter year period ending January 31, 2012. The performance period that began in May 2008 for Named Executive Officers was driven by our desire to qualify any payments earned as performance-based compensation as defined under Section 162(m). The actual number of performance shares earned, if any, will be determined using the same measures and targets used to calculate awards earned under the Cash LTIP over the same performance period. The number of performance shares earned could range from between 0% and 175% of the target annualized equivalent amount multiplied by four. The Compensation Committee approved the use of performance shares since it believes these shares effectively align the amounts earned with actual performance of the Company.

	Cumulative Performance Share Award Opportunity expressed as a Percentage of
	2008 Base Salary over the three and three-quarter year Performance Period ending
	January 31, 2012
Named Executive Officer	Cumulative Target	Cumulative Threshold	Cumulative Maximum
Charles A. Ratner	160%	80%	280%
James A. Ratner	160%	80%	280%
Ronald A. Ratner	160%	80%	280%
Robert G. O’Brien	240%	120%	420%
David J. LaRue	240%	120%	420%

The corporate and business unit performance targets used under both the Cash LTIP and the performance share award determinations take into consideration our long-term strategic business plan. The strategic plan is reviewed and approved in principle by the Board of Directors. When establishing the strategic plan, management and the Board of Directors consider:
•	The historical performance of the Company over extended time periods;

•	External elements such as economic conditions and competitive factors; and

•	Company capabilities and performance objectives.
The actual value of any shares earned will be dependent on the share price as of the date received. The Compensation Committee determines awards payable to the CEO. The Compensation Committee also reviews and approves awards payable to other participants, including our other Named Executive Officers.
Similar to the cash-based portion of the LTIP and in light of the economic climate and business conditions, in early 2010, the Compensation Committee considered whether an additional two-year grant opportunity for performance shares was appropriate for our Named Executive Officers. However, in lieu of a new two-year performance share grant opportunity, the Compensation Committee approved the conversion of 80% of an annual equivalent performance share grant opportunity at target into the form of additional options and restricted shares for the Named Executive Officers. In making this decision, we considered the accounting treatment and tax deductibility of any additional performance share awards along with the retentive value of a two-year performance period and concluded that a shift toward a mix of options and restricted shares, which vest over four years, was appropriate for the 2010 grants.
Similar to the discretionary bonuses provided in May 2010 as described under “Short-Term Incentives” of this section of the CD&A, our Named Executive Officers also received additional equity for their critical leadership in achieving significant increases in the Company’s liquidity and improved balance sheet metrics. The grants were provided in the form of additional stock options or restricted stock. Due to their substantial ownership levels, Charles A. Ratner, James A. Ratner and Ronald A. Ratner each received additional equity value in the form of stock options. The approximate total grant date fair values paid in the form of additional equity were as follows: Charles A. Ratner, $162,500; James A. Ratner, $150,000; Ronald A. Ratner, $150,000; Robert G. O’Brien, $250,000; and David J. LaRue, $150,000. These options and restricted shares will vest over a four-year period.
In addition during 2010, we granted Robert G. O’Brien and David J. LaRue 37,759 additional shares of restricted stock each that will vest over four years, consistent with the vesting schedule used for plan-based equity awards. These shares were provided to these Named Executive Officers to promote retention and provide an enhanced ownership stake.
The approximate total value of equity awards granted to each Named Executive Officer for 2010 are shown below (using the applicable Black-Scholes or grant date fair values).

			Approximate			Approximate
		Approximate	Value of	Approximate	Approximate	Value of
	Approximate	Value of Stock	Restricted Stock	Value of Special	Value of Special	Discretionary
	Value of Stock	Options granted in	granted in lieu of	Discretionary	Discretionary	Restricted Stock
	Options granted	lieu of annualized	annualized	Stock Option	Restricted Stock	Grant provided to
	under LTIP (80%	Target	Target	Grant provided	Grant provided	promote retention
Named Executive	of Targeted	Performance Share	Performance	due to Company	due to Company	and enhanced
Officer	Award)	Award	Share Award	performance	performance	ownership
Charles A. Ratner	$160,000	$80,000	$80,000	$162,500	$0	$0
James A. Ratner	$144,000	$72,000	$72,000	$150,000	$0	$0
Ronald A. Ratner	$144,000	$72,000	$72,000	$150,000	$0	$0
Robert G. O’Brien	$240,000	$120,000	$120,000	$0	$250,000	$600,000
David J. LaRue	$240,000	$120,000	$120,000	$0	$150,000	$600,000

Benefits and Other Perquisites: Consistent with our pay for performance philosophy, Named Executive Officers do not receive a large number of perquisites or supplemental benefits. Named Executive Officers as well as other members of senior management receive customary benefits such as group term life insurance. Likewise, these individuals are eligible to participate in a qualified 401(k) retirement plan, which provides for an employer matching contribution of up to $3,500 per year. We do not maintain a qualified defined benefit pension plan.

To supplement retirement benefits and enhance retention of senior executives, all Named Executive Officers also participate in an unfunded nonqualified supplemental retirement plan administered by the Compensation Committee, which historically provided for discretionary annual accruals that only begin to vest after 10 years of service, with full vesting after 15 years of service. Effective with the 2008 fiscal year, no new participants were admitted into this plan and no additional annual contributions will be made on behalf of Named Executive Officers and other senior executives and managers.
We also provide our Named Executive Officers with an executive medical benefit and the premium cost associated with a long-term care policy. Each Named Executive Officer is also offered a company-provided car or allowance for personal use. Certain Named Executive Officers also receive reimbursements for club dues or parking allowances. The value of these items is included in the All Other Compensation column of the Summary Compensation Table.
Additionally, a death benefit is provided to all Named Executive Officers. The benefit is equal to the annual salary of each executive at the time of death and is paid to his designated beneficiaries in the form of salary continuation for a period of five years in the event the executive dies while in our employment. Further information on the value of these benefits is provided in the “Potential Payments upon Termination” section of this proxy statement.
Additional Executive Compensation Policies
Stock Ownership Policy: Historically, no requirements for equity ownership were in place due to the substantial ownership interests of our senior executives. However, given that several Named Executive Officers and other senior executives are not members of the founding families, coupled with our desire to align our compensation programs more closely to shareholder interests, the Compensation Committee adopted an ownership requirement policy effective July 1, 2010. In adopting the Ownership Policy and its requirements, the Compensation Committee considered benchmarking data from Mercer and other sources.
Under the Ownership Policy, each of our Named Executive Officers (and select other executives) are required to maintain ownership in our Common Stock expressed as a multiple of their annual base salary. Such executives will have five years from the implementation date of this Ownership Policy in which to acquire and maintain the required ownership levels. If an executive currently covered by the Ownership Policy is promoted, resulting in an increase in ownership requirements, the executive will have either the balance of the initial five-year period or three years from the date of promotion, whichever is greater, in which to achieve the ownership requirements associated with his/her new job. Other executives and associates, who become covered executives due to promotion and/or a change in responsibilities, will have five years from date of promotion to meet the Ownership Policy requirements.
Recognizing our common stock price can fluctuate over time, a covered executive will be deemed to continue to meet the requirements under the Ownership Policy if:
•	He/she meets the requirements on any of the anniversary dates during the initial five (or in the case of a change in responsibilities and/or promotion, a subsequent three) year period; AND

•	The value of the stock subsequently declines; AND

•	The covered executive at least maintains the same number of shares as when he/she first met the requirements.
Annually, each covered executive’s ownership level will be reviewed relative to the requirements for their position to determine whether they meet the requirements and hence trigger this “Once Met, Always Met” provision of the Ownership Policy.
Under the Ownership Policy, Charles A. Ratner has a five times annual base pay ownership requirement while the other four Named Executive Officers currently each have a requirement of three times annual base pay. David J. LaRue’s ownership requirement will increase to five times annual base pay once he becomes President and CEO of the Company in June 2011. These requirements must be met by July 1, 2015. All our Named Executive Officers currently own Forest City common stock.
Clawback Policy: Effective February 1, 2011, the Compensation Committee adopted a recoupment policy for compensation paid to certain executive officers, including our Named Executive Officers, under the following circumstances:
•
The payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements filed with the SEC, or the amount of the award was based upon the achievement of metrics which subsequently were determined to have been misstated;

•
The Compensation Committee determines, in its sole discretion, exercised in good faith, that the officer engaged in fraud or misconduct that caused or contributed to the need for the restatement or caused or contributed to the misstatement of the metrics;

•	The misstatement was discovered within three years of the filing of the financials; and

•
The Compensation Committee determines, in its sole discretion, that it is in the best interests of our Company and its shareholders for the officer to repay or forfeit all or any portion of their compensation.

Based on prevailing practices, the Compensation Committee began discussions on the adoption of a Clawback Policy in mid-2010. The Clawback Policy was finalized in December 2010 and took effect in February 2011. Following the passage of the Dodd-Frank Act and its requirement that publicly traded companies adopt a compensation recoupment policy, the Compensation Committee waited to finalize our Policy with the understanding that the SEC would provide more formal guidance. As of December 2010, final guidance had not been provided by the SEC, so the Compensation Committee decided it was in the best interests of the Company and its shareholders to adopt our Clawback Policy at that time. The Compensation Committee intends to periodically review our existing Clawback Policy and, as appropriate, conform it to the requirements under Dodd-Frank after the SEC issues final guidance on this matter.
Employment Agreements: As disclosed in the Summary Compensation Table included elsewhere in this proxy statement, we have employment agreements with Charles A. Ratner, James A. Ratner, and Ronald A. Ratner that provide for a minimum base salary and death benefit agreements and are renewable for one-year periods. In addition, the agreements for Charles A. Ratner, James A. Ratner and Ronald A. Ratner contain a non-compete provision. Robert G. O’Brien and David J. LaRue have death benefit agreements with us but no employment contracts.
Plan Design as it Pertains to Risk
The Audit, Compensation and Corporate Governance and Nominating Committees reviewed the results of a risk assessment at a joint meeting in March of 2011. The risk assessment was conducted by representatives of human resources and senior management in connection with the requirements set forth by the SEC to assess whether our compensation programs and policies encourage inappropriate risk-taking. In conducting this analysis, we used materials provided by outside counsel and compensation consulting firms. We used a compensation risk scorecard to evaluate our executive compensation programs and policies relative to a number of risk factors including: pay mix; performance goals, metrics and targets; external reference to peers and market practices; and use of appropriate checks and balances. Based on this review, the three committees concluded that our overall compensation approaches and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. In making this determination, the committees considered that our compensation approaches are in line with competitive and best practices, are based on measures tied to appropriate business results and are structured to encourage a balanced focus on both short-term and long-term performance without encouraging inappropriate risk-taking on the part of participants.
Tax and Accounting Implications
Deductibility of Executive Compensation: Section 162(m) limits the amount of compensation provided to certain executive officers that publicly-traded companies can deduct to $1.0 million per “covered employee” unless it qualifies as “performance-based” (as defined under Section 162(m)). In order to qualify as “performance based”, compensation must be based solely on pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts. To the extent any of the Named Executive Officers have received non-qualifying compensation in excess of the $1 million limit it was not deducted. The Compensation Committee’s policy with respect to Section 162(m) is to consider tax deductibility while also maintaining the flexibility to structure the executive compensation program to support Company and shareholder interests, even if some compensation is not fully tax deductible.
Amendments to the STIP and the LTIP approved by shareholders in 2008 allow for payments under these plans to Named Executive Officers to qualify as performance-based under Section 162(m). Additionally, the Stock Plan was amended to permit the use of performance shares and allowed these shares to qualify for the performance-based exception under Section 162(m).
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

Scott S. Cowen (Chairman)	Arthur F. Anton	Michael P. Esposito, Jr.
Deborah L. Harmon	Stan Ross	Louis Stokes
The foregoing Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference and shall not otherwise be deemed filed under such acts.

Potential Payments upon Termination or Change of Control
The following discussion outlines the payments that would be provided to our Named Executive Officers in the event of termination, retirement, death or disability as of January 31, 2011. Given the significant ownership interests in our common stock by our Named Executive Officers as described in the CD&A, we do not provide for change of control benefits with the exception of accelerated vesting of any unvested restricted stock.
Under our various plans described in the CD&A and below (with the exception of the Elective Deferred Compensation and Nonqualified Supplemental Retirement Plans), in order to be eligible for payment upon retirement, a Named Executive Officer must be 65 years old and have served the Company or its subsidiaries for five or more years.
Short-Term Incentive Plan

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary	Death	Disability
			without Cause	with Cause
	Eligible for pro-				Eligible for pro-	Eligible for pro-
	rated payment				rated payment	rated payment
	with final amount				with final amount	with final amount
	subject to				subject to	subject to
	application of				application of	application of
	negative				negative	negative
	discretion by				discretion by	discretion by
Name	Committee				Committee	Committee
Charles A. Ratner	$410,000	$0	$0	$0	$410,000	$410,000
James A. Ratner	$415,000	$0	$0	$0	$415,000	$415,000
Ronald A. Ratner	$0	$0	$0	$0	$415,000	$415,000
Robert G. O’Brien	$0	$0	$0	$0	$430,000	$430,000
David J. LaRue	$0	$0	$0	$0	$430,000	$430,000

No STIP payment would be earned under the plan by our Named Executive Officers in the event of voluntary or involuntary termination during the 2010 performance period. Given this, no amount is shown in the previous table. Under the terms of the Executive STIP, our Named Executive Officers or their estates, would be eligible for a pro-rated payment upon retirement, death or disability as indicated in the table above. For illustrative purposes we are assuming these events would occur on the last day of the fiscal year, therefore resulting in a full payment, as determined by the Compensation Committee, being earned for the 2010 fiscal year performance period.

Cash-Based Long-Term Incentive Plan (2008 – 2011 Performance Cycle)

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death	Disability
			without Cause	Cause
	Eligible for pro-				Eligible for pro-	Eligible for pro-
	rated payment				rated payment	rated payment
	based on final				based on final	based on final
Name	results				results	results
Charles A. Ratner	$0	$0	$0	$0	$0	$0
James A. Ratner	$0	$0	$0	$0	$0	$0
Ronald A. Ratner	$0	$0	$0	$0	$0	$0
Robert G. O’Brien	$0	$0	$0	$0	$0	$0
David J. LaRue	$0	$0	$0	$0	$0	$0

Upon retirement under the 2008 – 2011 Cash LTIP, our Named Executive Officers would be able to receive a pro-rated award to be determined after the end of the performance period. Similarly in the event of death or disability, the estate of the deceased or his legal representative, would be eligible to receive such payment. The actual amount of the award would be determined using the performance achieved relative to goals as determined by the Compensation Committee. For other voluntary and involuntary termination reasons, these executives would not be eligible to receive a pro-rated payment.
For the performance cycle which began in 2008 and ends January 31, 2012, our Named Executive Officers would be eligible to receive a portion of an award if they had terminated as of January 31, 2011 due to retirement, death or disability. As of January 31, 2011, we assumed these pro-rated amounts to be zero. In estimating this we took into account that the actual STIP results for 2008 using the same measures (EBDT per share and Total Return) were below threshold levels of performance. Additionally, the EBDT per share performance for fiscal year ending January 31, 2010 was below threshold making it unlikely that the cumulative multi-year performance could be achieved. Furthermore, the Total Return measure used in the cash-based LTIP performance period beginning 2008 may no longer be achievable given recent economic and business conditions. While it is difficult to predict what the economic conditions may be over the next year, we have conservatively assumed no payments would be earned for the 2008 – 2011 performance period.
As noted earlier, in 2010 the Compensation Committee approved a new two-year Cash LTIP performance period ending January 31, 2012.
Cash-Based Long-Term Incentive Plan (2010 – 2011 Performance Cycle)

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary	Death	Disability
			without Cause	with Cause
	Eligible for pro-				Eligible for pro-	Eligible for pro-
	rated payment				rated payment	rated payment
	with final				with final	with final
	amount subject				amount subject	amount subject
	to application of				to application of	to application of
	negative				negative	negative
	discretion by				discretion by	discretion by
Name	Committee				Committee	Committee
Charles A. Ratner	$200,000	$0	$0	$0	$200,000	$200,000
James A. Ratner	$180,000	$0	$0	$0	$180,000	$180,000
Ronald A. Ratner	$0	$0	$0	$0	$180,000	$180,000
Robert G. O’Brien	$0	$0	$0	$0	$300,000	$300,000
David J. LaRue	$0	$0	$0	$0	$300,000	$300,000

Upon retirement under the 2010 – 2011 Cash LTIP, our Named Executive Officers would be able to receive a pro-rated award to be determined after the end of the performance period as indicated in the table above. Similarly in the event of death or disability, the estate of the deceased or his legal representative, would be eligible to receive such payment. The actual amount of the award would be determined using the performance achieved as determined by the Compensation Committee. For purposes of this document we have assumed a pro-rated target level award, representing half of the two-year cumulative amount, would be earned. For Charles A. Ratner, James A. Ratner and Ronald A. Ratner, this would represent 40% of their respective base salaries. For Robert G. O’Brien and David J. LaRue, this would represent 60% of their base salaries. For other voluntary and involuntary termination reasons, these executives would not be eligible to receive a pro-rated payment.

Equity Awards – Unvested Stock Options Granted 2007 to Present

Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death	Disability
			without Cause	Cause
All options
accelerate
	All options				vesting upon
	accelerate				death, provided
	vesting upon				the executive
	retirement as				was at least age
	defined under the				65 at time of
	Stock Plan;				death; estate has
	executive has remaining term				one year from
	of option life in	Unvested options	Unvested options	Unvested options	date of death in	Unvested options
Name	which to exercise	are forfeited	are forfeited	are forfeited	which to exercise	are forfeited
Charles A. Ratner	$261,739	$0, forfeited	$0, forfeited	$0, forfeited	$261,739	$0, forfeited
James A. Ratner	$235,938	$0, forfeited	$0, forfeited	$0, forfeited	$235,938	$0, forfeited
Ronald A. Ratner	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited
Robert G. O’Brien	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited
David J. LaRue	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited

In terms of stock option awards, we determined the dollar value amounts shown above based on the intrinsic value of the unvested options using the closing price of our Class A Common Stock as of January 31, 2011. Upon retirement, eligible Named Executive Officers would vest in all options granted as part of the fiscal year 2007 through fiscal year 2010 grants. Named Executive Officers who terminated due to retirement would be able to exercise these options for the remaining period of their ten-year option life. In the event of their retirement as of this date, Ronald A. Ratner, Robert G. O’Brien and David J. LaRue would not have vested in these shares since none had reached retirement eligibility.
The exercise prices of outstanding options granted between 2007 and 2008 were greater than our share price as of January 31, 2011; hence the intrinsic value of these options was zero. We have shown above the intrinsic values of any options granted during 2009 and 2010 which would have accelerated upon retirement or death as of January 31, 2011.
In the event of death, unvested options would only accelerate provided the executive was retirement eligible. As of January 31, 2011, Charles A. Ratner and James A. Ratner were retirement eligible and hence their options would accelerate upon death; however, only those options granted in 2009 and 2010 had any intrinsic value. The estate of any deceased executive would have one year from the date of death in which to exercise any vested options. Unvested options held by Ronald A. Ratner, Robert G. O’Brien and David J. LaRue, would not vest upon death, since each of these executives were not retirement eligible as of January 31, 2011.

Equity Awards – Restricted Stock

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death	Disability	Change of
			without Cause	Cause			Control
	All previously
	unvested restricted
	shares would vest
	provided the
	executive was of
	retirement age as
	defined under the		Per terms of		Per terms of	Per terms of	Per terms of
	Stock Plan,		agreements, all		agreements, all	agreements, all	agreements, all
	subject to		previously		previously	previously	previously
	Compensation		unvested	Unvested	unvested	unvested	unvested
	Committee	Unvested restricted	restricted shares	restricted shares	restricted shares	restricted shares	restricted shares
Name	approval	shares are forfeited	would vest	are forfeited	would vest	would vest	would vest
Charles A. Ratner	$85,125	$0, forfeited	$85,125	$0, forfeited	$85,125	$85,125	$85,125
James A. Ratner	$76,619	$0, forfeited	$76,619	$0, forfeited	$76,619	$76,619	$76,619
Ronald A. Ratner	$0, forfeited	$0, forfeited	$76,619	$0, forfeited	$76,619	$76,619	$76,619
Robert G. O’Brien	$0, forfeited	$0, forfeited	$2,205,740	$0, forfeited	$2,205,740	$2,205,740	$2,205,740
David J. LaRue	$0, forfeited	$0, forfeited	$2,126,957	$0, forfeited	$2,126,957	$2,126,957	$2,126,957

All of our Named Executive Officers had unvested restricted stock as of January 31, 2011. The intrinsic value of unvested restricted stock that would vest in the event of retirement, involuntary termination without cause, death, disability or change of control is shown in the previous table. In the event of their retirement as of January 31, 2011, the shares of restricted stock of each of Ronald A. Ratner, Robert G. O’Brien and David J. LaRue would not have vested and would therefore be forfeited since none of these individuals had attained retirement eligibility. Unvested restricted stock would also be forfeited by all Named Executive Officers as of this date in the event of voluntary termination or involuntary termination with cause.
Equity Awards – Performance Shares

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary	Death	Disability
			without Cause	with Cause
	Eligible for pro-	Unearned share	Unearned share	Unearned share	Eligible for pro-	Eligible for pro-
	rated award if	opportunity	opportunity	opportunity	rated award if	rated award if
Name	conditions met	forfeited	forfeited	forfeited	conditions met	conditions met
Charles A. Ratner	$0	$0, forfeited	$0, forfeited	$0, forfeited	$0	$0
James A. Ratner	$0	$0, forfeited	$0, forfeited	$0, forfeited	$0	$0
Ronald A. Ratner	$0	$0, forfeited	$0, forfeited	$0, forfeited	$0	$0
Robert G. O’Brien	$0	$0, forfeited	$0, forfeited	$0, forfeited	$0	$0
David J. LaRue	$0	$0, forfeited	$0, forfeited	$0, forfeited	$0	$0

For performance share grants made in 2008 for the performance period ending January 31, 2012, in the event of retirement, death or disability, our Named Executive Officers would be able to earn a pro-rated award of performance shares to be determined after the end of the performance period. The actual amount of the award would be determined using the performance achieved relative to goals established by the Compensation Committee. The measures and targets used to determine any awards earned are the same as those used under the 2008 – 2011 Cash LTIP. At this time it appears unlikely that a threshold level of performance will be achieved. Accordingly, as of January 31, 2011, we assumed zero shares would have been earned due to retirement or death.

Elective Deferred Compensation

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death	Disability
			without Cause	Cause
Name	Paid	Paid	Paid	Paid	Paid to estate	Paid
Charles A. Ratner	$171,367	$171,367	$171,367	$171,367	$171,367	$171,367
James A. Ratner	$286,108	$286,108	$286,108	$286,108	$286,108	$286,108
Ronald A. Ratner	$999,108	$999,108	$999,108	$999,108	$999,108	$999,108
Robert G. O’Brien	$438,305	$438,305	$438,305	$438,305	$438,305	$438,305
David J. LaRue	$496,431	$496,431	$496,431	$496,431	$496,431	$496,431

In the event of retirement, voluntary termination, involuntary termination with or without cause, death or disability, each of the participating Named Executive Officers, or their beneficiaries, would be eligible to receive their nonqualified deferred compensation balances, which include their elective deferrals plus any aggregate earnings, as indicated in the table above. In all circumstances, payments of elective deferrals will be paid in accordance with each Named Executive Officer’s election.
Nonqualified Supplemental Retirement Plan

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary	Death	Disability
			without Cause	with Cause
				At discretion	Paid to estate
Name	Paid if vested	Paid if vested	Paid if vested	of Committee	if vested	Paid if vested
Charles A. Ratner	$535,676	$535,676	$535,676	At discretion of Committee	$535,676	$535,676
James A. Ratner	$419,732	$419,732	$419,732	At discretion of Committee	$419,732	$419,732
Ronald A. Ratner	$418,580	$418,580	$418,580	At discretion of Committee	$418,580	$418,580
Robert G. O’Brien	$139,017	$139,017	$139,017	At discretion of Committee	$139,017	$139,017
David J. LaRue	$139,017	$139,017	$139,017	At discretion of Committee	$139,017	$139,017

Nonqualified Supplemental Retirement Plan benefit payments would typically be made over a ten-year period. In the event of death, payment would be made in the form of a lump-sum. In case of an involuntary termination with cause, all or a portion of the supplemental retirement benefit may be forfeited at the discretion of the Compensation Committee. All Named Executive Officers had vested in this benefit as of January 31, 2011 and would be eligible to receive the payments shown. However, Robert G. O’Brien and David J. LaRue are under age 60 and do not qualify for commencement of any payments under this plan at this time.
Death Benefits

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary	Death	Disability
			without Cause	with Cause
					Five year salary
					continuation paid
	Ceases	Ceases	Ceases	Ceases	to estate if death	Ceases
Name	Eligibility	Eligibility	Eligibility	Eligibility	while actively employed	Eligibility
Charles A. Ratner	$0	$0	$0	$0	$2,500,000	$0
James A. Ratner	$0	$0	$0	$0	$2,250,000	$0
Ronald A. Ratner	$0	$0	$0	$0	$2,250,000	$0
Robert G. O’Brien	$0	$0	$0	$0	$2,500,000	$0
David J. LaRue	$0	$0	$0	$0	$2,500,000	$0

In the event of death of a Named Executive Officer while employed by the Company, the estate of such Named Executive Officer would be able to receive a death benefit equal to five years’ worth of salary continuation as shown in the above table.

Other Benefits and Perquisites
The Company maintains a severance plan for our associates with benefits calculated based on years of service. The amounts below are calculated based on each Named Executive Officer’s tenure with our Company as of January 31, 2011. Severance would be paid under the plan for involuntary termination without cause.
Severance

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary	Death	Disability
			without Cause	with Cause
			Paid based on
Name	Not Paid	Not Paid	years of service	Not Paid	Not Paid	Not Paid
Charles A. Ratner	$0	$0	$1,000,000	$0	$0	$0
James A. Ratner	$0	$0	$900,000	$0	$0	$0
Ronald A. Ratner	$0	$0	$900,000	$0	$0	$0
Robert G. O’Brien	$0	$0	$615,385	$0	$0	$0
David J. LaRue	$0	$0	$750,000	$0	$0	$0

Payment of premiums associated with executive medical and long-term care insurance would cease upon termination, retirement or death. However, the executive and/or his surviving dependents could elect to continue coverage under each of these plans at their own expense. Continuation of executive medical coverage under COBRA would be available for a period of up to 18 months.
The following table summarizes all payments to Named Executive Officers that we would have made for various termination events as of January 31, 2011.
Summary of All Potential Payments Upon Termination

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death	Disability	Change of
Name			without Cause	Cause			Control
Charles A. Ratner	$1,663,907	$707,043	$1,792,168	$171,367	$4,163,907	$1,402,168	$85,125
James A. Ratner	$1,613,397	$705,840	$1,682,459	$286,108	$3,863,397	$1,377,459	$76,619
Ronald A. Ratner	$1,417,688	$1,417,688	$2,394,307	$999,108	$4,339,307	$2,089,307	$76,619
Robert G. O’Brien	$577,322	$577,322	$3,398,447	$438,305	$6,013,062	$3,513,062	$2,205,740
David J. LaRue	$635,448	$635,448	$3,512,405	$496,431	$5,992,405	$3,492,405	$2,126,957

Executive Compensation Tables
The following tables present compensation information for our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”).
Summary Compensation Table

								Change in
								Pension Value
								and Nonqualified
								Deferred
					Option	Non-Equity Incentive Plan		Compensation	All Other
Name and Principal		Salary	Bonus	Stock Awards	Awards	Compensation		Earnings	Compensation	Total
Position	Year	($)	($)	($)(2)	($)(3)	($)(4)		($)(5)	($)(6)	($)
						Annual	Long-Term

Charles A. Ratner	2010	$500,000	$162,500	$79,990	$402,495	$410,000	$-	$6,949	$71,202	$1,633,136
President and Chief	2009	$500,000	$-	$-	$110,431	$400,000	$-	$9,396	$68,645	$1,088,472
Executive Officer (PEO)	2008	$500,000	$-	$799,996	$200,000	$-	$-	$7,685	$67,046	$1,574,727

Robert G. O’Brien	2010	$500,000	$325,000	$969,989	$359,997	$430,000	$-	$5,776	$59,463	$2,650,225
Executive Vice President and	2009	$475,000	$114,000	$348,317	$63,970	$380,000	$-	$7,571	$57,597	$1,446,455
Chief Financial Officer (PFO)	2008	$482,692	$-	$1,854,943	$284,992	$-	$-	$6,673	$56,560	$2,685,860

James A. Ratner	2010	$450,000	$150,000	$71,998	$365,991	$415,000	$-	$6,977	$67,340	$1,527,306
Executive Vice President	2009	$450,000	$-	$-	$99,383	$360,000	$-	$9,341	$65,048	$983,772
	2008	$450,000	$-	$719,997	$179,990	$-	$-	$7,535	$65,380	$1,422,902

Ronald A. Ratner	2010	$450,000	$150,000	$71,998	$365,991	$415,000	$-	$14,157	$62,043	$1,529,189
Executive Vice President	2009	$450,000	$-	$-	$99,383	$360,000	$-	$18,620	$59,880	$987,883
	2008	$450,000	$-	$719,997	$179,990	$-	$-	$15,889	$64,755	$1,430,631

David J. LaRue Executive Vice President and Chief Operating Officer (1)	2010	$500,000	$150,000	$869,993	$359,997	$430,000	$-	$6,363	$58,946	$2,375,299

(1)	David J. LaRue was not a Named Executive Officer in 2008 and 2009.

(2)
Represents the aggregate grant-date fair value of restricted stock awards and performance shares computed in accordance with accounting guidance for share-based payments. The fair value of restricted stock awards is equal to the closing price of the Class A Common Stock on the date of grant.

The fair value of performance shares is equal to the closing price of the underlying Class A Common Stock on the date of grant. The performance shares were granted in 2008 for the performance period from May 1, 2008 through January 31, 2012 and represent the aggregate grant-date fair values shown in the table above for 2008 as follows: Charles A. Ratner – $799,996; Robert G. O’Brien – $1,139,967; James A. Ratner – $719,997; and Ronald A. Ratner – $719,997. Management has determined that it is not probable that the performance goals will be achieved and the awards are not expected to be realized.

(3)
Represents the aggregate grant-date fair value of stock options computed in accordance with accounting guidance for share-based payments. The fair value of stock options is estimated using the Black-Scholes option pricing model. The assumptions used in the fair value calculations are described in Note P, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2011, which are included in our Annual Report on Form 10-K filed with the SEC on March 30, 2011.

(4)
Represents the cash awards earned during the year shown under our STIP and LTIP by the Named Executive Officer. The awards are paid in the following year. The STIP and LTIP programs are discussed in greater detail in the CD&A section of this proxy statement.

(5)
Represents the amount of above-market earnings on the Named Executive Officer’s nonqualified deferred compensation balances which are reported in the Nonqualified Deferred Compensation table included in this section of the proxy statement. The earnings credited to the Named Executive Officer’s nonqualified deferred compensation accounts were earned at the same rates as all other participants in the same plans. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

Executive Compensation Tables (continued)
(6)	The detail of All Other Compensation is shown in the following table:

	Charles A.	Robert G.	James A.	Ronald A.	David J.
	Ratner	O’Brien	Ratner	Ratner	LaRue
All Other Compensation	($)	($)	($)	($)	($)

Forest City matching contribution to 401(k) plan	$3,500	$3,500	$3,500	$3,500	$3,500

Imputed income of group term life insurance	$4,954	$1,242	$6,858	$3,564	$810

Personal use of company-provided automobile/auto allowance	$19,269	$12,960	$14,403	$12,960	$12,960

Executive medical insurance premiums	$38,192	$38,192	$38,192	$38,192	$38,192

Long-term care insurance premiums	$4,537	$2,727	$4,387	$3,827	$2,642

Club dues	$750	$-	$-	$-	$-

Parking allowance	$-	$842	$-	$-	$842

Total	$71,202	$59,463	$67,340	$62,043	$58,946

Named Executive Officers are required to reimburse us for the actual incremental cost for their personal use of our private airplane service. As such, it is not deemed to be a perquisite.
We entered into employment agreements with Charles A. Ratner, James A. Ratner and Ronald A. Ratner effective February 28, 2005, providing for annual salaries of $500,000, $450,000 and $450,000, respectively. These agreements are automatically renewable for one-year terms unless otherwise terminated. These employment agreements provide that upon the death of such officer, their beneficiary will receive an annual death benefit for five years equal to their annual base salary at time of death. Robert G. O’Brien and David J. LaRue, who do not have employment agreements, have a death benefit comparable to the aforementioned individuals.

Executive Compensation Tables (continued)
For a discussion of the terms of the awards in the following table, see the CD&A section of this proxy statement.
Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity			All Other	All Other
		Incentive Awards(1)			Stock	Option
					Awards:	Awards:
					Number of	Number of	Exercise or	Grant Date Fair
					Shares of	Securities	Base Price of	Value of Stock
					Stock or	Underlying	Option	and Option
Name	Grant Date	Threshold	Target	Maximum	Units	Options	Awards	Awards
		($)	($)	($)	(#)	(#)	($/Sh) (2)	($) (3)

Charles A. Ratner	4/14/2010	$-	$-	$-	5,034	-	$-	$79,990
	4/14/2010	$-	$-	$-	-	40,289	$15.89	$402,495
	STIP	$-	$-	$1,000,000	-	-	$-	$-

Robert G. O’Brien	4/14/2010	$-	$-	$-	61,044	-	$-	$969,989
	4/14/2010	$-	$-	$-	-	36,035	$15.89	$359,997
	STIP	$-	$-	$1,000,000	-	-	$-	$-

James A. Ratner	4/14/2010	$-	$-	$-	4,531	-	$-	$71,998
	4/14/2010	$-	$-	$-	-	36,635	$15.89 $	$365,991
	STIP	$-	$-	$1,000,000	-	-	$-	$-

Ronald A. Ratner	4/14/2010	$-	$-	$-	4,531	-	$-	$71,998
	4/14/2010	$-	$-	$-	-	36,635	$15.89	$365,991
	STIP	$-	$-	$1,000,000	-	-	$-	$-

David J. LaRue	4/14/2010	$-	$-	$-	54,751	-	$-	$869,993
	4/14/2010	$-	$-	$-	-	36,035	$15.89	$359,997
	STIP	$-	$-	$1,000,000	-	-	$-	$-

(1)
The STIP cash award for the year ended January 31, 2011 does not have a threshold or target. The maximum award that can be earned by the Named Executive Officer under the STIP is 1% of the excess of EBDT over $200 million, but not to exceed $1 million.

(2)	The exercise price of the stock options granted on April 14, 2010 was equal to the closing price of the underlying Class A Common Stock on the date of grant.

(3)
The grant-date fair value of the options ($9.9902 per share) was computed using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Note P, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2011, which are included in our Annual Report on Form 10-K filed with the SEC on March 30, 2011. The grant-date fair value of restricted stock awards was $15.89 per share, which equaled the closing price of the Class A Common Stock on the date of grant.

Executive Compensation Tables (continued)
Outstanding Equity Awards at Fiscal Year-End

		Option Awards (1)				Stock Awards
								Equity Incentive Plan Awards
									Market or
								Number of	Payout Value
		Number of Securities	Number of Securities					Unearned	of Unearned
		Underlying	Underlying			Number of Shares	Market Value of	Shares, Units or	Shares, Units
		Unexercised Options	Unexercised Options			or Units of Stock	Shares or Units of	Other Rights	or Other Rights
		Exercisable as of	Unexercisable as of	Option	Option	That Have Not	Stock That Have	That Have	That Have Not
Name	Grant Date	January 31, 2011	January 31, 2011	Exercise Price	Expiration Date	Vested	Not Vested	Not Vested	Vested
		(#)	(#)	($)		(#) (2)	($) (3)	(#) (4)	($) (3)

Charles A. Ratner	3/17/2003	43,200	-	$15.50	3/17/2013	-	-	-	-
	4/6/2005	40,000	-	$31.75	4/6/2015	-	-	-	-
	4/4/2006	40,000	-	$46.37	4/4/2016	-	-	-	-
	3/29/2007	20,000	20,000	$65.35	3/29/2017	-	-	-	-
	6/18/2008	4,922	14,769	$36.38	6/18/2018	-	-	-	-
	4/21/2009	-	24,220	$7.80	4/21/2019	-	-	-	-
	4/14/2010	-	40,289	$15.89	4/14/2020	-	-	-	-
	4/14/2010	-	-	-	-	5,034	$85,125	-	-
	6/18/2008	-	-	-	-	-	-	21,990	$371,851

Robert G. O’Brien	3/17/2003	43,200	-	$15.50	3/17/2013	-	-	-	-
	4/6/2005	25,200	-	$31.75	4/6/2015	-	-	-	-
	4/4/2006	25,200	-	$46.37	4/4/2016	-	-	-	-
	3/29/2007	12,600	12,600	$65.35	3/29/2017	-	-	-	-
	6/18/2008	7,014	21,045	$36.38	6/18/2018	-	-	-	-
	4/21/2009	-	14,030	$7.80	4/21/2019	-	-	-	-
	4/14/2010	-	36,035	$15.89	4/14/2020	-	-	-	-
	3/29/2007	-	-	-	-	10,000	$169,100	-	-
	6/18/2008	-	-	-	-	14,740	$249,253	-	-
	4/21/2009	-	-	-	-	44,656	$755,133	-	-
	4/14/2010	-	-	-	-	61,044	$1,032,254	-	-
	6/18/2008	-	-	-	-	-	-	31,335	$529,875

James A. Ratner	3/17/2003	27,000	-	$15.50	3/17/2013	-	-	-	-
	4/6/2005	25,200	-	$31.75	4/6/2015	-	-	-	-
	4/4/2006	25,200	-	$46.37	4/4/2016	-	-	-	-
	3/29/2007	12,600	12,600	$65.35	3/29/2017	-	-	-	-
	6/18/2008	4,430	13,291	$36.38	6/18/2018	-	-	-	-
	4/21/2009	-	21,797	$7.80	4/21/2019	-	-	-	-
	4/14/2010	-	36,635	$15.89	4/14/2020	-	-	-	-
	4/14/2010	-	-	-	-	4,531	$76,619	-	-
	6/18/2008	-	-	-	-	-	-	19,791	$334,666

Ronald A. Ratner	3/17/2003	27,000	-	$15.50	3/17/2013	-	-	-	-
	4/6/2005	25,200	-	$31.75	4/6/2015	-	-	-	-
	4/4/2006	25,200	-	$46.37	4/4/2016	-	-	-	-
	3/29/2007	12,600	12,600	$65.35	3/29/2017	-	-	-	-
	6/18/2008	4,430	13,291	$36.38	6/18/2018	-	-	-	-
	4/21/2009	-	21,797	$7.80	4/21/2019	-	-	-	-
	4/14/2010	-	36,635	$15.89	4/14/2020	-	-	-	-
	4/14/2010	-	-	-	-	4,531	$76,619	-	-
	6/18/2008	-	-	-	-	-	-	19,791	$334,666

David J. LaRue	3/17/2003	31,900	-	$15.50	3/17/2013	-	-	-	-
	4/6/2005	25,200	-	$31.75	4/6/2015	-	-	-	-
	4/4/2006	25,200	-	$46.37	4/4/2016	-	-	-	-
	3/29/2007	12,600	12,600	$65.35	3/29/2017	-	-	-	-
	6/18/2008	7,014	21,045	$36.38	6/18/2018	-	-	-	-
	4/21/2009	-	14,030	$7.80	4/21/2019	-	-	-	-
	4/14/2010	-	36,035	$15.89	4/14/2020	-	-	-	-
	3/29/2007	-	-	-	-	10,000	$169,100	-	-
	6/18/2008	-	-	-	-	15,359	$259,721	-	-
	4/21/2009	-	-	-	-	45,671	$772,297	-	-
	4/14/2010	-	-	-	-	54,751	$925,839	-	-
	6/18/2008	-	-	-	-	-	-	31,335	$529,875

(1)	All the option awards listed in this table vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the date of grant.

(2)	Represents restricted stock awards that vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the date of grant.

(3)	The market value of shares reported in these columns is based on the closing price of our Class A Common Stock of $16.91 on January 31, 2011.

(4)	These stock awards represent performance share awards at target payout for the performance period May 1, 2008 through January 31, 2012.

Executive Compensation Tables (continued)
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting
	(#)	($)	(#)	($)

Charles A. Ratner	-	$-	-	$-

Robert G. O’Brien	43,200	$99,743	22,413	$191,426

James A. Ratner	-	$-	-	$-

Ronald A. Ratner	-	$-	-	$-

David J. LaRue	29,184	$62,896	22,619	$321,379

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY	Last FY	Last FY	Distributions	Last FYE
	($) (1)	($) (2)	($) (3)	($)	($) (4)

Charles A. Ratner	$-	$-	$38,197	$-	$707,043

Robert G. O’Brien	$-	$-	$31,308	$-	$577,322

James A. Ratner	$-	$-	$38,178	$-	$705,840

Ronald A. Ratner	$-	$-	$76,849	$-	$1,417,688

David J. LaRue	$-	$-	$34,466	$-	$635,448

(1)
The Named Executive Officers may defer a portion of their annual salary, bonus or short-term incentive compensation, up to a maximum of $100,000 per year, under our elective deferred compensation plan for executives. Amounts deferred under this plan earn interest at a rate equal to the average of the Moody’s Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5% (“Moody’s Rates”). The rate is updated every calendar quarter using the first published Moody’s rates of the new quarter. Interest rates ranged from 5.24% to 6.11% during the last fiscal year. Interest is credited to the executives’ accounts biweekly and compounded quarterly. The cumulative deferrals and earnings thereon will be paid to the Named Executive Officers in accordance with the elections they made defining the time of payment and form of payment.

(2)
The Named Executive Officers participate in the unfunded Nonqualified Supplemental Retirement Plan for a select group of executives and other members of management. The plan provides for the accrual of a discretionary contribution by us to the executive’s account plus interest on the account balance. The Company suspended the discretionary contributions in 2008, and there have been no contributions since. Interest is credited as of February 1 of each year. The interest is computed on the beginning-of-year account balance at a rate equal to the average of the quarterly Moody’s Rates used in our elective deferred compensation plan for executives (see note 1). The interest rate used for the last fiscal year was 5.70%. Participants in the plan become 50% vested in the accumulated benefits after 10 years of service and then 10% after each of the next five years of service until becoming 100% vested after 15 years of service. All of the Named Executive Officers are participants and are 100% vested. Benefits are payable in installments over a 10-year period upon the later of the date of termination or the attainment of age 60.

(3)
The amount of earnings reported in this column that are deemed to be above-market earnings are reported in the Summary Compensation Table, and are as follows: Charles A. Ratner – $6,949; Robert G. O’Brien – $5,776; James A. Ratner – $6,977; Ronald A. Ratner – $14,157; and David J. LaRue – $6,363.

(4)
Prior years’ accumulation of executive contributions and our contributions included in this column have been reported in prior years’ Summary Compensation Tables to the extent these Named Executive Officers were required to be disclosed. Accumulated earnings from prior years included in this column have not been reported in prior years’ Summary Compensation Tables, except for above-market earnings.

Equity Compensation Plan Information
The information presented in the following table is as of January 31, 2011.

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price	available for future issuance under
	exercise of	of outstanding	equity compensation
	outstanding options,	options, warrants	plans (excluding securities reflected
Plan category	warrants and rights	and rights	in the first column)
Equity compensation plan approved by security holders (1)	4,126,678	$36.76	5,248,788
Equity compensation plan not approved by security holders (2)	12,382	-	-
Total	4,139,060		5,248,788

(1)
Our Stock Plan was approved by the shareholders in 1994 and was last amended and restated by shareholder approval on June 16, 2010. The Compensation Committee of the Board of Directors administers the plan. Under the plan, we may award Class A stock options, restricted shares/units and performance shares to our employees and nonemployee directors. The maximum number of shares that may be awarded under the plan is 16,750,000. The maximum award to an individual during any calendar year is 400,000 stock options, 225,000 restricted shares/units and 100,000 performance shares. Anti-dilution provisions in the plan adjust the share maximums, outstanding awarded options and related exercise prices for stock splits or stock dividends. Each option grant has a maximum term of 10 years. The Compensation Committee determines vesting schedules for each award.

(2)
This represents phantom shares of Class A Common Stock accumulated by our nonemployee directors under their deferred compensation plan. Their plan is described in the “Director Compensation” section of this proxy statement.

Proposal 2 – Approval (on an advisory, non-binding basis) of the compensation of the Company’s Named
Executive Officers
The Dodd-Frank Act enables our shareholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As described in detail under the heading “Compensation Discussion & Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals that lead to long-term value creation, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Please read the CD&A in this proxy statement for additional and more detailed descriptions of our executive compensation programs.
In support of these goals, during the past fiscal year, our compensation programs were reviewed and we made the following key decisions highlighted below.
•
We made changes to the structure of our annual and long-term incentive opportunities for executive officers, including the Named Executive Officers, while continuing to ensure amounts earned under these plans qualify as performance-based compensation under Section 162(m), and hence remain tax deductible. Under this approach an enabling formula is used to determine the maximum amount of an award, if any, and the Compensation Committee has the authority to exercise negative discretion in reducing the amount of any award earned.

•
We implemented a Clawback Policy which allows the Compensation Committee discretion to recoup any incentive or equity amounts paid in the event of a material misstatement in the financials due to fraud or misconduct. This Policy is intended to reduce the risks associated with our compensation plans, and thus better align the long-term interests of our executive officers and our shareholders. The Compensation Committee intends to make additional modifications to the Clawback Policy as necessary to conform to requirements of the Dodd-Frank Act, once further guidance is provided by the SEC.

•
We adopted an Executive Stock Ownership Requirement Policy for Named Executive Officers and certain other senior executives. Under the policy, affected executives will have up to five years to accumulate ownership stakes that will vary from one to five times of annual base pay.

•
We sought and received shareholder approval for an increase in the total number of shares available under the Forest City Enterprises, Inc. 1994 Stock Plan, as amended. The increase is projected to provide sufficient shares for the next four years. In determining the amount of shares to be authorized we considered our historical run rates which were within acceptable parameters as determined by shareholder services firms.

•
In early 2011, as well as in 2010, our Audit, Compensation, and Corporate Governance and Nominating Committees collectively reviewed the results of a risk analysis and concluded our compensation programs and policies do not create inappropriate risks that are likely to have a material adverse effect on the Company. In arriving at this conclusion the committees considered a number of risk factors as discussed in the CD&A.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 2. Abstentions and broker non-votes will effectively be counted as votes against this proposal. In addition, brokers may not exercise their discretion to vote uninstructed shares for this proposal. Therefore, if your shares are to be represented by a broker at the Annual Meeting, you must provide specific voting instructions if you wish to vote upon this proposal.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosures.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
Proposal 3 – Vote (on an advisory, non-binding basis) on the frequency of which the shareholders will have an advisory, non-binding vote on the compensation of the Company’s Named Executive Officers
The Dodd-Frank Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 3, shareholders may indicate whether they would prefer that we conduct future advisory votes on the compensation of our Named Executive Officers once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.
After careful consideration, our Board of Directors has determined that an annual advisory vote on the compensation of our Named Executive Officers is the most appropriate alternative for the Company. An annual vote will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.
The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.
This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the frequency receiving the most votes cast by our shareholders.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.
“RESOLVED, that the shareholders of the Company determine, on an advisory basis, that the option of one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.”
The choice among the three options included in the resolution which receives the highest number of votes will be deemed the preferred choice of the shareholders.
The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board. Brokers will not be able to exercise their discretion to vote uninstructed shares for this proposal. Therefore, if your shares are to be represented by a broker at the Annual Meeting, you must provide specific voting instructions if you wish to vote upon this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY ONE YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
Certain Relationships and Related Transactions
We require each of our directors and executive officers to complete a questionnaire on an annual basis, which includes questions regarding related person transactions. In addition, we have a formal policy with respect to related person transactions that requires the Corporate Governance and Nominating Committee to review and approve any transaction greater than $120,000 in which we were or will be a participant and in which a related person had or will have a direct or indirect material interest. Related persons include any of our executive officers, directors or nominees for director and their immediate family members, any shareholder owning in excess of 5% of our Common Stock or an entity in which any of the foregoing has a substantial ownership interest. In reviewing and approving a related person transaction, the Corporate Governance and Nominating Committee considers, among other things, if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. All related person transactions are disclosed to the Corporate Governance and Nominating Committee.
The Compensation Committee, comprised solely of independent directors and which uses the advice of outside counsel and compensation consultants, annually reviews the salaries and incentives paid to the executive officers disclosed under Family Relationships below.
The transactions with Bruce C. Ratner and his affiliates set forth below were contemplated as part of the restructuring of the ownership interests held by Bruce C. Ratner and the conditions under which such transactions would take place were provided for in a master contribution and sales agreement (the “Master Contribution and Sales Agreement”). Because of the importance and nature of the Master Contribution and Sales Agreement, the transaction was specifically reviewed and approved during the year ended January 31, 2007 by a special committee of the Board comprised solely of independent directors.
Transactions with RMS Investment Corp.: We paid approximately $229,000 as total compensation during the fiscal year ended January 31, 2011 to RMS Investment Corp. (“RMSIC”), a company engaged in property management and leasing, controlled by the four children of Charles A. Ratner, our current President, Chief Executive Officer and Director; the two children of James Ratner, our Executive Vice President and Director; the two children of Ronald Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, President of Forest City Washington, Inc. and our Director; Brian J. Ratner, our Executive Vice President and Director; the four children of Ruth Miller, the deceased sister of Albert B. Ratner; and Samuel H. Miller, a current Co-Chairman of our Board and Treasurer, as trustee. Joan K. Shafran, our Director, also has a small ownership interest in RMSIC. RMSIC manages and provides leasing services to Golden Gate, a 361,000 square foot Cleveland-area specialty retail shopping center, 50% owned by us and 50% owned by RMSIC. The rate of compensation consists of a management fee of four percent of all tenant rentals, plus a lease fee of three to six percent of rental income of all new and renewed leases. Management believes these fees are comparable to that which other management companies would charge.

Employment Agreements: In addition to the employment agreements with certain Named Executive Officers as disclosed in the narrative section to the Summary Compensation Table elsewhere in this proxy statement, we entered into employment agreements with Albert B. Ratner and Samuel H. Miller, our current Co-Chairmen of the Board, effective January 1, 1999, which provide for an annual salary of $475,000 and $425,000, respectively. Effective November 9, 2006, we entered into an employment agreement with Bruce C. Ratner, our Executive Vice President and Director, which provides for an annual salary of $450,000. The employment agreements are renewable annually. Although Albert B. Ratner and Samuel H. Miller do not participate in a formal bonus plan, an annual bonus may be awarded on a discretionary basis as reviewed by the Compensation Committee. Bruce C. Ratner is eligible to receive a bonus and equity-based awards commensurate with other senior management executives. During the fiscal year ended January 31, 2011, Messrs. A. Ratner and Miller each received a bonus of $100,000. During the fiscal year ended January 31, 2011, there were no bonuses or equity-based awards given to Bruce C. Ratner. Each of the foregoing individuals is also eligible for benefits and perquisites on the same basis as other senior management.
Family Relationships: Brian J. Ratner and Deborah Ratner Salzberg, the son and daughter of Albert B. Ratner, are both Directors. Brian J. Ratner is employed as our Executive Vice President and President of Forest City Texas, Inc., one of our subsidiaries, and Deborah Ratner Salzberg is employed as President of Forest City Washington, Inc., one of our subsidiaries. During the fiscal year ended January 31, 2011, Brian J. Ratner and Deborah Ratner Salzberg earned salaries and incentives of $633,433 and $513,662, respectively. They are also eligible for equity awards on the same basis as other senior management.
James LaRue, brother of David J. LaRue, is employed as Director of Parking Assets of Forest City Commercial Management, Inc., one of our subsidiaries. Kevin L. Ratner and Jonathan Ratner, sons of Charles A. Ratner, are employed, respectively, as President of Forest City Residential West, Inc., one of our subsidiaries, and as Vice President–Sustainability Initiatives of Forest City Rental Properties Corporation, one of our subsidiaries. Richard Greenspan, the son-in-law of Charles A. Ratner, is employed, as a project manager by Forest City Ratner Companies, one of our subsidiaries. None of these individuals are executive officers of the Company. The compensation, perquisites and benefits provided to these individuals are substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. During the fiscal year ended January 31, 2011 the total aggregate compensation paid to these four individuals did not exceed the total compensation paid to any of our Named Executive Officers.
Transactions With Bruce C. Ratner and His Affiliates: During the fiscal year ended January 31, 2007, we entered into the Master Contribution and Sales Agreement with Bruce C. Ratner pursuant to which the parties agreed to restructure their ownership interest in a total of 30 retail, office and residential operating properties and certain service companies that were owned jointly by us and Bruce C. Ratner. Pursuant to the Master Contribution and Sales Agreement, Bruce C. Ratner, certain individuals and entities affiliated with Bruce C. Ratner (“BCR Entities”) and certain entities affiliated with Forest City (“FCE Entities”) contributed their interests in these operating properties and service companies to Forest City Master Associates III, LLC (“Master III”), a limited liability company that is owned jointly by the FCE Entities and the BCR Entities but is controlled by us.
In connection with the Master Contribution and Sales Agreement, the parties and their respective affiliates, also entered into several additional related agreements, including a Registration Rights Agreement, a Tax Protection Agreement and the Master III Operating Agreement. Under the Master III Operating Agreement, we issued Bruce C. Ratner and the BCR Entities 3,894,232 Class A Common Units (“Units”) in Master III. In July 2008, certain of the BCR Entities exchanged 247,477 of the Units for cash and shares of our Class A Common Stock. During the year ended January 31, 2011, the BCR Entities received an annual preferred payment of $2,341,129 and no dividends on the remaining Units, of which amount, Bruce C. Ratner’s interest was $630,711.
Under the terms of the Master Contribution and Sales Agreement we agreed with Bruce C. Ratner to a method for valuing and possibly restructuring seven properties that were under development. Each of the development projects shall remain owned jointly until the individual development project has been completed and achieves “stabilization.” When a development project achieves “stabilization,” it will be valued, either by negotiation, through arbitration or by obtaining a bona fide third-party offer. Once each project’s value has been determined, we may, in our discretion, cause that project to be contributed to Master III in exchange for additional units, sold to Master III for cash, sold to the third party or remain jointly owned by us and Bruce C. Ratner.
During 2008, two of the development properties, New York Times, an office building located in Manhattan, New York and Twelve Metro Tech Center, an office building located in Brooklyn, New York, achieved stabilization, and, in accordance with the terms of the Master Contribution and Sales Agreement, we elected to cause the respective FCE Entities to acquire the interest of the BCR Entities in those two properties for cash. Under the terms of the redemption agreements the applicable BCR Entities assigned their interests in the two projects to the respective FCE Entities and will receive approximately $121,000,000 over a 15-year period. One of the FCE Affiliates also agreed to indemnify one of the BCR Entities against taxes payable by it by reason of a subsequent sale or other disposition of one of the properties. The tax indemnity expires on December 31, 2014. During the year ended January 31, 2011, the Company paid BCR Entities $1,695,000 for tax indemnification, of which amount, Bruce C. Ratner’s interest was $16,946.

The five remaining development properties continue to be owned or otherwise pursued jointly by the relevant FCE Entities and BCR Entities and have been or are being developed on the same terms and conditions provided for in their existing operating agreements. The operating agreements generally require the FCE Entities to provide all equity contributions for the properties on behalf of the FCE entities and BCR entities and entitle the FCE Entities to a preferred return on the outstanding balance of such advances made on behalf of the BCR entities prior to the BCR Entities sharing in cash distributions.
During 2010, two of the development properties, DKLB BKLN (formerly 80 DeKalb), an apartment building in Brooklyn, New York and East River, a retail center in Manhattan, New York were substantially completed, but did not reach “stabilization.” The operating agreements provide that the BCR Entities will receive a development fee equal to one and one-half percent (1.5%) of the adjusted development cost upon substantial completion of a project. During the year ended January 31, 2011, certain BCR Entities, of which Bruce C. Ratner is a 100% owner, received aggregate development fees for the two projects substantially completed during 2010 of $5,593,887.
Non-Compete Arrangement: Pursuant to his employment agreement entered into on November 9, 2006, Bruce C. Ratner agreed that during his employment with us, and for a two year period following thereafter, he will not engage in any activity that competes with our business. If we terminate Bruce C. Ratner’s employment without cause, the two year period will be reduced to one year. Bruce C. Ratner also agrees that he will not directly or indirectly induce any of our employees, or any of our affiliates, to terminate their employment or other relationships with us and will not employ or offer employment to any person who was employed by us or our subsidiaries unless such person has ceased to be employed by us or our affiliates for a period of at least one year. Bruce C. Ratner owns, and will continue to own, a certain property that was not transferred to us. This property may be managed, developed, expanded, operated and sold independently of our business. Should Bruce C. Ratner sell the property, he may purchase additional property, to effectuate a Section 1031 tax deferred exchange under the Internal Revenue Code, with the prior approval of the Audit Committee. Except for this property, any potential purchase of property to effect a tax-deferred transaction or any transaction approved by the Audit Committee, Bruce C. Ratner will engage in all business activities of the type conducted by us only through and on behalf of us, as long as he is employed by us.
Section 16(a) Beneficial Ownership Reporting/Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and owners of more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of ours. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).
To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended January 31, 2011, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except for one report on Form 4 by Robert O’Brien, our Executive Vice President and Chief Financial Officer, that was filed one day late with respect to the disposition of Class A Common Stock held in a street account. Mr. O’Brien promptly advised representatives of the Company of the disposition, however such Form 4 was not timely filed due to our clerical error.
Proposal 4 – Ratification of Independent Registered Public Accounting Firm
Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of PricewaterhouseCoopers LLP.
PricewaterhouseCoopers LLP has indicated that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting to respond to appropriate questions from shareholders. Their representative will also have the opportunity to make a statement at the meeting.
The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present or represented at the meeting is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending January 31, 2012. We have been advised that the shares held by the Ratner, Miller and Shafran families and partnerships will be voted in favor of the proposal. If such shares are voted for approval, the vote will be sufficient to approve such proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report
In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the accounting, financial reporting, data processing, regulatory and internal control environments.
The Audit Committee has received and reviewed the written disclosures and letter of independence from PricewaterhouseCoopers, LLP, Forest City’s independent registered public accounting firm, as required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence, Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of other non-audit services provided to Forest City by PricewaterhouseCoopers, LLP are compliant with maintaining their independence.
The Audit Committee has discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of Forest City’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, “Communication with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Forest City’s audited financial statements as of and for the year ended January 31, 2011, management’s report on the design and effectiveness of our internal controls over financial reporting as of January 31, 2011, and the independent registered public accounting firms audit of internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report on the design and effectiveness of internal controls over financial reporting be included in Forest City’s Annual Report on Form 10-K for the year ended January 31, 2011, filed with the SEC.

Michael P. Esposito, Jr. (Chairman)	Arthur F. Anton	Stan Ross
The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference and shall not otherwise be deemed filed under such acts.
Independent Registered Public Accounting Firm Fees and Services
The Audit Committee of the Board of Directors considers and pre-approves any audit, non-audit and tax services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the non-audit services are compatible with maintaining the independence of the independent registered public accounting firm.
The aggregate fees billed (or expected to be billed) to us for professional services rendered by PricewaterhouseCoopers LLP, all of which have been approved by the Audit Committee, for the years ended January 31, 2011 and 2010, are as follows:

	Year Ended January 31,
	2011	2010

Audit fees	$3,086,700	$3,153,600
Audit-related fees	1,713,222	1,470,000
Tax fees	227,370	158,472
All other fees	78,972	9,439

Total	$5,106,264	$4,791,511

Audit fees: Professional services relating to the audits of our annual consolidated financial statements and internal controls over financial reporting, the reviews of quarterly filings with the SEC, issuance of comfort letters, consents and income tax provision procedures.
Audit-related fees: Audit and other assurance services relating to individual real estate properties that are required primarily under loan or partnership agreements. There were no fees for services relating to financial information design and implementation.
Tax fees: Professional services relating primarily to tax compliance fees.

All other fees: Other fees include professional services related to the development and implementation of an enterprise risk management program during the year ended January 31, 2011 and an annual subscription to research tools.
Shareholder Proposals for 2012 Annual Meeting
Any shareholder proposals intended to be presented at our 2012 annual meeting of shareholders must be received by us at the address below on or before December 29, 2011 for inclusion in our proxy statement and form of proxy relating to the 2012 annual meeting of shareholders.
Proposals of shareholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2012 annual meeting (“Non-Rule 14a-8 Proposals”) must be received by us by March 14, 2012, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2012 annual meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after March 14, 2012.
Shareholder proposals should be submitted to:
Geralyn M. Presti
Senior Vice President, General Counsel and Corporate Secretary
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113
Other Business
We do not anticipate that matters other than those described in this proxy statement will be brought before the meeting for action, but if any other matters properly come before the meeting of which we did not receive notice prior to March 14, 2011, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that votes thereon will be cast pursuant to said proxies in accordance with the best judgment of the proxy holders.
Cost and Method of Proxy Solicitation
Methods: You may vote in person at the Annual Meeting or by proxy. You have three ways to vote by proxy:
•	Connect to the website on the internet at www.proxyvote.com;

•	Call 1-800-690-6903; or

•	Sign and date the enclosed proxy and return it in the accompanying envelope.
Complete instructions for using these convenient services for voting your proxy are set forth on the proxy card accompanying this proxy statement. The internet and telephone services authenticate shareholders by use of a control number. Please be advised that if you choose to vote via the internet or the telephone, you do not need to return the proxy card.
Rights: In the event you deliver a duly executed proxy and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the Annual Meeting. You have five ways to revoke your proxy:
•	Connect to the website previously listed by 11:59 p.m. on June 9, 2011;

•	Call the 800 number previously listed by 11:59 p.m. on June 9, 2011;

•	Deliver a duly executed proxy bearing a later date;

•	Deliver a written revocation to the Secretary; or

•	Vote in person at the Annual Meeting.

You will not revoke a proxy merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above.
Costs: We will pay the cost of solicitation. In addition to solicitation by mail, we may make arrangements with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and we may reimburse them for their expense in so doing. Our officers and other regular employees may, if necessary, request the return of proxies by telephone or in person.
BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geralyn M. Presti

Geralyn M. Presti, Secretary
Cleveland, Ohio
April 28, 2011

FOREST CITY ENTERPRISES, INC. 1100 TERMINAL TOWER 50 PUBLIC SQUARE CLEVELAND, OH 44113 ATTN: TOM KMIECIK	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, June 9, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, June 9, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M33199-P11501	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

FOREST CITY ENTERPRISES, INC. CLASS A			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.
			All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” THE FOLLOWING:

1.	The election of four (4) directors, each to hold office until the next annual shareholders’ meeting and until his or her successor shall be elected and qualified.		☐	☐	☐

Nominees

01) Arthur F. Anton 02) Michael P. Esposito, Jr. 03) Deborah L. Harmon 04) Stan Ross

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:			For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:		For	Against	Abstain

2.	The approval (on an advisory, non-binding basis) of the compensation of the Company’s Named Executive Officers.		☐	☐	☐	4.	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2012.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” ON THE FOLLOWING PROPOSAL:		1 Year	2 Years	3 Years	Abstain

3.	The vote (on an advisory, non-binding basis) on the frequency of which the shareholders will have an advisory, non-binding vote on the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐	NOTE:	In addition, the proxies are authorized to vote upon such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

A

M33200-P11501

Forest City Enterprises, Inc. Class A
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 10, 2011

The undersigned hereby appoints Charles A. Ratner and Deborah Ratner Salzberg, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class A Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 10, 2011, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FOREST CITY ENTERPRISES, INC. 1100 TERMINAL TOWER 50 PUBLIC SQUARE CLEVELAND, OH 44113 ATTN: TOM KMIECIK
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, June 9, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, June 9, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M33201-P11501	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

FOREST CITY ENTERPRISES, INC. CLASS B			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.
			All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” THE FOLLOWING:

1.	The election of ten (10) directors, each to hold office until the next annual shareholders’ meeting and until his or her successor shall be elected and qualified.		☐	☐	☐

Nominees:

01) Scott S. Cowen          06) Deborah Ratner Salzberg
02) David J. LaRue          07) James A. Ratner
03) Brian J. Ratner          08) Ronald A. Ratner
04) Bruce C. Ratner        09) Joan K. Shafran
05) Charles A. Ratner     10) Louis Stokes

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”			For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”		For	Against	Abstain
THE FOLLOWING PROPOSAL:						THE FOLLOWING PROPOSAL:

2.	The approval (on an advisory, non-binding basis) of the compensation of the Company’s Named Executive Officers.		☐	☐	☐	4.	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2012.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR “1 YEAR” ON THE FOLLOWING PROPOSAL:		1 Year	2 Years	3 Years	Abstain

3.	The vote (on an advisory, non-binding basis) on the frequency of which the shareholders will have an advisory, non-binding vote on the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐	NOTE:	In addition, the proxies are authorized to vote upon such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

B

M33202-P11501

Forest City Enterprises, Inc. Class B
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 10, 2011

The undersigned hereby appoints Charles A. Ratner and Deborah Ratner Salzberg, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class B Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 10, 2011, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE